Shurgard Storage Centers, Inc.

Exhibit 10.42 - Joint-Ventrue Agreement with respect to SSC Benelux & Co. S.C.A

LINKLATERS

& ALLIANCE

JOINT-VENTURE AGREEMENT

With respect to

SSC Benelux & Co S.C.A.

Dated October 8, 1999

DE BANDT, VAN HECKE, LAGAE & LOESCH
Brederode 13 1000 Brussels Belgium

TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS - INTERPRETATIONS *

ARTICLE 2 - PURPOSE OF THIS AGREEMENT *

ARTICLE 3 - CONDITIONS PRECEDENT *

3.1. Conditions Precedent *

3.2. Satisfaction of the Conditions Precedent *

ARTICLE 4 - TRANSFORMATION AND FINANCING OF THE COMPANY *

4.1. Transformation of the Company *

4.2. General Partner Interests *

4.3. Limited Liability Partner Interests *

4.4. Transfer of Partner Interests *

4.5. Warrants *

4.6. Profit Certificates *

4.7. Capital Increases *

4.8. Preference Rights and Distribution *

4.9. Debt Financing *

ARTICLE 5 - CORPORATE GOVERNANCE *

5.1. Board of Managers - Managers *

5.2. Daily Management *

5.3. Partners' Meeting *

5.4. Financial Information and Accounting *

5.5. Auditors *

ARTICLE 6 - CLOSING *

ARTICLE 7 - BUSINESS *

7.1. Services rendered by the Partners and their Affiliates *

7.2. Management of the Subsidiaries *

7.3. Confidentiality and non-compete covenants of the Partners *

ARTICLE 8 - MAJOR CAPITAL EVENT - EXIT EVENT - LONGSTOP DATE *

8.1. Major Capital Event *

8.2. Exit Event *

8.3. Longstop Date Provisions *

8.4. Liquidation of the Company *

8.5. Allocation of Sales Proceeds *

ARTICLE 9 - UNDERTAKINGS AND COVENANTS *

9.1. US Tax Filings *

9.2. Disclaimer *

9.3. Managers' Insurance *

9.4. Existing Partners Guarantees *

ARTICLE 10 - REPRESENTATIONS AND WARRANTIES *

10.1. Representations and Warranties *

10.2. Survival of Representations and Warranties *

10.3. Representations and Warranties given by the Investors *

10.4. Survival of Representations and Warranties given by the Investors *

ARTICLE 11 - DAMAGES - INDEMNIFICATION *

ARTICLE 12 - GUARANTEES *

ARTICLE 13 - TERM AND TERMINATION *

ARTICLE 14 - MISCELLANEOUS *

14.1. Expenses *

14.2. Press Announcements *

14.3. Notices *

14.4. Severability *

14.5. Assignment *

14.6. Exhibits *

14.7. Entire Agreement *

14.8. Applicable Law and Choice of Forum *

14.9. Conflict between the Agreement and the Loan or the Charter *

14.10. Originals *

*

* *

JOINT-VENTURE AGREEMENT

_______

BETWEEN

1. Shurgard Storage Centers Inc., having its registered office at Valley Street 1155, Suite 400 - 98109-4426, Seattle - USA, a Washington Corporation,

represented for the purpose of this Agreement by Charles K. Barbo, president,

hereinafter referred to as "Shurgard";

2. SSC Benelux Inc., having its registered office at Valley Street 1155, Suite 400 - 98109-4426, Seattle - USA, a Washington Corporation,

represented for the purpose of this Agreement by Charles K. Barbo, president,

hereinafter referred to as "SSC Benelux Inc.";

3. Shurope Storage S.A., having its registered office at Quai du Commerce, 48 - 1000 Brussels - Belgium registered with the Register of Commerce of Brussels under the number 592.760,

represented for the purpose of this Agreement by Charles K. Barbo and Harrell L. Beck, both directors,

hereinafter referred to as "Shurope";

4. Recom & Co S.N.C., having its registered office at Quai du Commerce, 48 - 1000 Brussels - Belgium,

registered with the Register of Commerce of Brussels under the number 611.914,

represented for the purpose of this Agreement by Patrick Metdepenninghen,

hereinafter referred to as "Recom & Co";

5. E-Parco S.A.R.L., having its registered office at Boulevard Royal, 4 - 2449 Luxembourg,

registered with the Register of Commerce of Luxembourg under the number 68048,

represented for the purpose of this Agreement by Halsey S.A.R.L., directors,

hereinafter referred to as "E-Parco";

6. European Self Storage S.A., having its registered office at Quai du Commerce, 48 - 1000 Brussels - Belgium,

registered with the Register of Commerce of Brussels under the number 511.581,

represented for the purpose of this Agreement by Patrick Metdepenninghen,

hereinafter referred to as "ESS";

7. Restructuring Competence S.A., having its registered office at Quai du Commerce, 48 - 1000 Brussels - Belgium,

registered with the Register of Commerce of Brussels under the number 580.021,

represented for the purpose of this Agreement by Patrick Metdepenninghen,

hereinafter referred to as "Recom";

8. Grana International S.A., having its registered office at Quai du Commerce, 48 - 1000 Brussels - Belgium,

registered with the Register of Commerce of Brussels under the number 496.476,

represented for the purpose of this Agreement by Åke Fogelberg and Patrick Metdepenninghen, both directors;

hereinafter referred to as "Grana";

Shurgard, SSC Benelux Inc., Shurope, Recom & Co, E-Parco, ESS, Recom, and Grana hereinafter together referred to as the "Existing Partners".

AND

9. REIB Europe Operator Limited, a company incorporated in England, having its principal office atWinchester House, 1 Great Winchester Street, London EC2N 2DB, U.K.;

represented for the purpose of this Agreement by Scott O'Donnell under Power of Attorney hereinafter referred to as "Deutsche Bank GP";

10. REIB International Holdings Limited, a company incorporated in England, having its principal office at Winchester House, 1 Great Winchester Street, London EC2N 2DB, U.K.;

represented for the purpose of this Agreement by Scott O'Donnell, Director,

hereinafter referred to as "Deutsche Bank LLP";

11. Fremont SE (G.P.) Ventures, L.L.C., a Delaware limited liability company, having its principal office at 50 Fremont, Suite 3500, San Francisco, CA 94105, U.S.A.;

represented for the purpose of this Agreement by Frederick P. Zarrilli, Authorised Representative,

hereinafter referred to as "Fremont GP";

12. Fremont SE (L.P.) Ventures, L.L.C., a Delaware limited liability company, having its principal office at 50 Fremont, Suite 3500, San Francisco, CA 94105, U.S.A.;

represented for the purpose of this Agreement by Frederick P. Zarrilli, Authorised Representative,

hereinafter referred to as "Fremont LLP";

13. SSC General Partner (Guernsey) Limited, having its registered office at Helvetia Court, South Esplanade, St Peter Port, Guernsey,

represented for the purpose of this Agreement by David Mitchison and Paul Bannier, both directors,

hereinafter referred to as "CSFB GP";

14. SSC Partner (Guernsey) Limited, having its registered office at Helvetia Court, South Esplanade, St PeterPort, Guernsey,

represented for the purpose of this Agreement by David Mitchison and Paul Bannier, both directors,

hereinafter referred to as "CSFB LLP";

15. AIG Self Storage GP, LLC, a Delaware limited liability company, having its principal office at 1 Chase Manhattan Plaza, 57th Floor, New York, NY 10005, U.S.A.;

represented for the purpose of this Agreement by Kevin P Fitzpatrick, President of AIG Global Real Estate Investment Corp, sole member of said company,

hereinafter referred to as "AIG GP";

16. AIG Self Storage LP, LLC, a Delaware limited liability company, having its principal office at 1 Chase Manhattan Plaza, 57th Floor, New York, NY 10005, U.S.A.;

represented for the purpose of this Agreement by Kevin P Fitzpatrick, President of AIG Global Real Estate Investment Corp, sole member of said company,

hereinafter referred to as "AIG LLP";

Deutsche Bank GP, Fremont GP, CSFB GP and AIG GP hereinafter together referred to as the "General Partner Investors".

Deutsche Bank LLP, Fremont LLP, CSFB LLP and AIG LLP hereinafter together referred to as the "Limited Liability Partner Investors".

General Partner Investors and Limited Liability Partner Investors hereinafter together referred to as the "Investors".

And

17. Deutsche Bank Aktiengesellschaft, London, a corporation duly organised under the laws of the Federal Republic of Germany, having its principal office at Winchester House, 1 Great Winchester Street, London EC2N 2DB, U.K.;

represented for the purpose of this Agreement by Scott O'Donnell under Power of Attorney,

hereinafter referred to as "Deutsche Bank";

18. Fremont Investors, Inc. a Nevada corporation, having its principal office at 50 Fremont Street, Suite 3700, San Francisco, CA 94105, U.S.A.;

represented for the purpose of this Agreement by Frederick P. Zarrilli, Authorised Representative,

hereinafter referred to as "FII";

19. Credit Suisse First Boston (International) AG, having its registered office at Bahnhoffstrasse 17, 6300 Zug, Switzerland,

represented for the purpose of this Agreement by Derek Vago, under Power of Attorney,

hereinafter referred to as "CSFB";

20. AIG Global Real Estate Investment Corp., a corporation having its principal office at 1 Chase Manhattan Plaza, 57th Floor, New York, NY 10005, U.S.A.;

represented for the purpose of this Agreement by Kevin P. Fitzpatrick, President,

hereinafter referred to as "AIG";

21. Credit Suisse First Boston (Europe) Limited, having its registered office at One Cabot Square, London E14 4QJ, U.K.;

represented for the purpose of this Agreement by Mr. _______________________ under Power of Attorney,

hereinafter referred to as "CSFB (Europe) Ltd".

And :

22. SSC Benelux & Co S.C.A., having its registered office at Quai du Commerce/Handelskaai 48, 1000 Brussels,

registered with the Register of Commerce of Brussels under the number 587.679.

represented for the purpose of this Agreement by _SSC Benelux Inc._ and ESS, both managers,

hereinafter referred to as the "Company".

WHEREAS

  Shurgard and Grana have jointly developed, acquired and operated self storage facilities in Europe since 1993, through various legal entities, and currently through SSC Benelux & Co, a Belgian "société en commandite par actions/commanditaire vennootschap op aandelen" (hereinafter referred to as the "Company");

  At this date and since the incorporation of the Company, Shurgard, through SSC Benelux Inc, is the owner of 3 general partner interests in the Company, and Grana, through ESS, is the owner of 2 general partner interests - the 5 general partner interests representing all the general partner interests in the Company;

  In March 1997 Shurgard and Grana entered into a joint venture with Storage Holdings S.A., through Recom & Co, a Belgian "société en nom collectif/vennootschap onder firma", which acquired 94.88 % of the limited liability partner interests of the Company. Storage Holdings S.A. and Recom & Co do not own any general partner interests in the Company;

  As of the Date of this Agreement, the general partner interests in Recom & Co are held as follows: Shurgard owns 9.11%, Recom owns 0.85%, E-Parco owns 0.39 % and Storage Holdings S.A. owns 89.65%. Only the general partnership interests owned by Shurgard, Recom and E-Parco can participate in capital increases in Recom & Co. Patrick Metdepenninghen was appointed as statutory manager ("gérant statutaire/statutaire zaakvoerder") of Recom & Co;

  At this date Shurgard (through Shurope) and Grana respectively own 4.38 % and 0.74 % of the limited liability partner interests of the Company, i.e.85.6 % and 14.4 % of the limited liability partner interests in the Company that are not owned by Recom & Co;

  In order to preserve the continuity of management and ownership in the European Shurgard activities, Shurgard, Shurope, Grana, Recom, ESS, Messrs. Patrick Metdepenninghen, Ake Fogelberg, Michael Fogelberg have entered into an "Ownership Agreement for Recom & Co and SSC Benelux and Co" dated August 3, 1998 (hereinafter referred to as the "Ownership Agreement") Messrs. Patrick Metdepenninghen, Ake Fogelberg, Michael Fogelberg are hereinafter referred to as the "Grana team". This "Ownership Agreement for Recom & Co and SSC Benelux and Co" was replaced by an Ownership Agreement between Grana and Shurgard dated October 4, 1999, which was reviewed by the Investors prior to signing this Agreement;

  The Investors are now willing to finance the expansion by the Company of its business operations in Western Europe consisting of the development, construction, acquisition and/or management of self-storage centers ;

  The current management of the Company has submitted to the Investors and the Investors have approved the Initial Business Plan;

  The Existing Partners and the Investors wish to co-operate and restructure the Company as a joint venture company in accordance with the terms and conditions set forth hereinafter, provided that it is the intention of the Parties that during the term of this Agreement the Investors continue on a fully diluted basis to have 43.2624% of the voting and distribution rights in the Company and the Existing Partners 56.7376%, subject to certain modifications as set out in the Agreement;

  All Parties have obtained all internal approvals necessary to consummate the Closing;

IT HAS BEEN AGREED AS FOLLOWS:

  ARTICLE 1 - DEFINITIONS - INTERPRETATIONS

1.1. For the purpose of this Agreement unless otherwise defined herein:

"AFFILIATE" shall mean affiliated enterprise as defined in the Royal Decree of October 8, 1976 Chapter III.IV.A on annual accounts of enterprises, as amended on the date hereof and the text of which is attached as Exhibit V;

"AGREEMENT" shall mean this joint venture agreement together with the Exhibits as the same may be amended, modified and/or restated from time to time;

"ANNUAL BUSINESS PLAN" shall mean the most-recently approved business plan (including any updates and amendments approved by the Board of Managers) and financial forecast pertaining to the Business of the Company and its Subsidiaries for a four-year period commencing each January 1st, to be presented annually to the Board of Managers for its approval, which shall contain, without limitation, economic forecasts for all Stores which are in operation, growth objectives including estimated schedules of new store openings and economic estimates applicable to new store developments, detailed estimates of overhead expenses, and corresponding financial forecasts, including proposed financing structure for the above;

"BOARD OF MANAGERS" shall mean the meeting of the Managers of the Company as referred to in Article 5.1;

"BUSINESS" shall mean the development, construction, management and/or acquisition of self storage centers (hereinafter referred to as the "Stores") in Western Europe;

"BUSINESS DAY" shall mean any day on which banks are open for corporate business in each of Brussels, Belgium, London, United Kingdom, and New York, United States of America;

"CHARTER" shall mean the charter (i.e. "statuten/statuts") of the Company which at Closing shall substantially conform to the text of Exhibit A to this Agreement;

"CLASS A LIMITED LIABILITY PARTNER INTERESTS" shall mean the Limited Liability Partner Interests held by the Existing Partners or the Partners Interest into which the Warrants may be converted; these Class A Limited Liability Interests shall not have the Preference Rights attached to the Class B Limited Liability Partner Interests;

"CLASS B LIMITED LIABILITY PARTNER INTERESTS" shall mean the Limited Liability Interests into which the Profit Certificates may be converted; such Class B Limited Liability Partner Interests shall have the Preference Rights as set out in article 4.8 and the Longstop Date Rights as set forth in Article 8.3;

"CLCC" shall mean the Belgian Co-ordinated Laws on Commercial Companies;

"CLOSING" shall mean the consummation of the transactions contemplated under this Agreement in accordance with Article 6;

"CLOSING DATE" shall mean October 6, 1999 or such other date as mutually agreed upon by the Parties in writing;

"COMPANY" shall mean SSC Benelux & Co S.C.A., a "société en commandite par actions / commanditaire vennootschap op aandelen" organised under the laws of Belgium, having its registered office at Quai du Commerce/Handelskaai 48, 1000 Brussels, and registered with the Register of Commerce of Brussels under the number 587.679. At Closing the charter of the Company shall be modified to conform to the text of Exhibit A to this Agreement;

"COMPETITOR" shall mean any person or entity involved directly or indirectly (except through the Company) in the management, development or ownership of self storage properties;

"CONDITIONS PRECEDENT" shall mean the conditions precedent to closing the transaction contemplated in this Agreement referred to in Article 3;

"CONFIDENTIAL INFORMATION" shall include all information that concerns the business or affairs of the Company or its Subsidiaries and disclosed to the Investors in the context of the negotiations leading to the signature and Closing of this Agreement, as well as all information the Investors shall receive, in their capacity as Manager or Partner during the term of this Agreement, including any information relating to the operations processes, plans and intentions, know-how, design rights, trade secrets, market opportunities and business affairs of the Companies or Subsidiaries; " Confidential Information" shall not include information to the extent that :

a) such information becomes generally available to the public other than as a result of unauthorized disclosure by the Investors;

b) such information is known by or generally available to the financial services industry at large;

c) such information was already known to the Investors at the time of the disclosure;

d) such information was received by the Investors on a non-confidential basis from a third party.

"DATE OF THIS AGREEMENT" shall mean the date of execution of this Agreement;

"DISCLOSED DOCUMENTS" shall mean all documents listed on the list of documents attached to the Disclosure Letter;

"DISCLOSURE LETTER" shall mean the letter containing the disclosures made in connection with and pursuant to this Agreement, including all Disclosed Documents, and attached as Exhibit B to this Agreement;

"DUE DILIGENCE" shall mean the due diligence review of the Company and its Subsidiaries carried out by the Investors and their advisors prior to the signing of this Agreement;

"EXECUTIVE GENERAL MANAGERS" shall mean the persons or companies entrusted by the Board of Managers of the Company with the day-to-day management of the Company, as referred to in Article 5.2;

"EXHIBIT" shall mean any attachment to this Agreement;

"EXIT EVENT" shall mean the closing of any of the following capital transactions, as approved by the Board of Managers, in which the Investors participated or had the bona fide opportunity to participate:

(i) an Initial Public Offering of Partner Interests of the Company pursuant to which (I) the Company realises net proceeds of not less than Euro 125,000,000, and (II) all Partners have the opportunity to sell down not less than twenty-five percent (25%) of their respective Partner Interests on a pro-rata basis and to list the balance of their respective Partner Interests; or

(ii) a sale of all of the Investors' Partner Interests; or

(iii) a liquidation of the Company.

"EXISTING PARTNERS" shall mean Shurgard, SSC Benelux, Shurope, Recom & Co, E-Parco, ESS, Recom and Grana;

"FINANCIAL STATEMENTS" shall mean the audited financial statements of the Company and any and all of its Subsidiaries;

"GENERAL PARTNER" shall mean each Partner, which is entrusted with the management of the Company as a Manager, and which is jointly and severally liable with the Company ("associés commandités / gecommanditeerde vennoten");

"GENERAL PARTNER INTEREST" shall mean the respective stake in the Company owned by each General Partner;

"GENERAL PARTNER INVESTORS" shall mean Deutsche Bank GP, Fremont GP, CSFB GP and AIG GP together;

"INITIAL BUSINESS PLAN" shall mean the Annual Business Plan for the period from July 1, 1999 through December 31, 2003, approved by the Investors prior to Closing and attached hereto (representative summary pages only) as Exhibit U;

"INTERIM FINANCIAL STATEMENTS" shall mean the unaudited intermediary financial statements of the Company established as of June 30, 1999 and attached to this Agreement as Exhibit K;

"INVESTORS" shall mean the General Partner Investors and the Limited Liability Partner Investors together;

"INVESTOR SPONSORED FUND" shall mean an investment fund which is sponsored or managed by an Investor or its parent company or an Affiliate of such Investor;

"KEY EXECUTIVES" shall mean any of the individuals working with, or any of the individuals in a key function within, the Company as listed in Exhibit C to this Agreement;

"LIMITED LIABILITY PARTNER INVESTORS" shall mean Deutsche Bank LLP, Fremont LLP, CSFB LLP and AIG LLP together;

"LIMITED LIABILITY PARTNER" shall mean each Partner, the liability of which is limited to its contribution and which may not be involved in the management of the Company vis à vis third parties ("associés commanditaires / commanditaire vennoten");

"LIMITED LIABILITY PARTNER INTEREST" shall mean the respective stake in the Company owned by each Limited Liability Partner;

"LOAN " shall mean the loan in an amount of EURO 93,127,318 granted by Recom & Co to the Company, the agreement of which is attached as Exhibit E; this loan will be subordinated to the Profit Certificates in case any distribution is made by the Company, including distributions of dividends, capital redemptions and distributions of liquidation proceeds.

"LONGSTOP DATE" shall mean December 31, 2004, as referred to in Article 8.3.;

"LONGSTOP DATE RIGHTS" shall mean the rights the Investors shall have if no Exit Event is realised prior to the Longstop Date as defined in Article 8. 3;

"MAJOR CAPITAL EVENT" shall mean the closing of a follow-on offering of Partner Interests of the Company (IPO, private placement or otherwise) as approved by the Board of Managers. pursuant to which (I) the Company realises net proceeds of not less than Euro 125,000,000, and (II) the Partners have the opportunity to sell down not less than twenty-five percent (25%) of their respective Partner Interests and to list the balance of their respective Partner Interests;

"MANAGER" shall mean each General Partner which is entrusted with the management of the Company, and which has been appointed in the Charter as statutory manager ("gérant statutaire / statutaire zaakvoerder");

"MATERIAL DEVIATION" shall mean any deviation as set out in Exhibit H;

"PARTIES" shall mean the parties mentioned above as well as any other person who will in the future become a party to this Agreement;

"PARTNER" shall mean each General Partner and/or Limited Liability Partner of the Company and/or Profit Certificate holder;

"PARTNER INTEREST" shall mean each General Partner Interest and/or Limited Liability Partner Interest in the Company and/or Profit Certificate;

"PARTNERS' MEETING" shall mean a meeting of the Partners of the Company as referred to in Article 5.3;

"PREFERENCE RIGHT" shall have the meaning set out in Article 4.8;

"PROFIT CERTIFICATES" shall mean the profit certificates ("winstbewijzen" / "parts bénéficiaires") issued on the Closing Date by the Company and subscribed to by the Limited Liability Investors as set forth in Article 4.6 herein;

"REAL ESTATE" shall mean all real estate owned or leased by the Company on the Date of this Agreement, including the Stores of the Company;

"REAL ESTATE COMMITTEE" shall mean the Committee described in Exhibit M;

"REAL ESTATE INVESTMENT GROUP" shall mean each of the following: Real Estate Investment Banking Group of Deutsche Bank AG, London which is presently headed by Mr. David Brush; European Real Estate Products Group in London of Crédit Suisse First Boston (Europe) Ltd; AIG Global Real Estate Investment Corp.; and Fremont Realty Capital, L.P.;

"REPRESENTATIONS AND WARRANTIES" shall mean the representations and warranties made by the Existing Partners in connection with and pursuant to this Agreement and attached as Exhibit D to this Agreement;

"REQUIRED FACILITY" shall mean the Euro 140,000,000 revolving credit agreement relating to the development of self storage centres by SSC Benelux & Co. SCA Group entered into on or around October 4, 1999 between SSC Benelux & Co. SCA, the companies defined therein as Original Charging Companies, Credit Suisse First Boston (Europe) Limited as Arranger, Credit Suisse First Boston, London branch as Agent and Security Trustee and the financial institutions named therein as Banks;

"STATUTORY AUDITOR" shall mean the statutory auditor of the Company as referred to in Article 5.5;

"STORES" shall mean the Shurgard self storage centers;

"SUBSIDIARY" shall mean any of the companies in which the Company directly or indirectly holds the majority of the shares and the voting rights.

"TRADE SALE" shall mean a sale of all Partner Interests of the Company to a third party;

"WARRANTS" shall mean the warrants which on the Closing Date shall be issued by the Company to respectively Recom & Co, Grana, Shurope, SSC Benelux Inc and ESS;

"WESTERN EUROPE" shall mean any and all of the following countries : Belgium, Luxembourg, the Netherlands, Spain, France, the United Kingdom, Italy, Germany, Denmark, Sweden, Norway, Finland, Switzerland.

1.2. The word "transfer" and all forms and derivations thereof shall mean in this Agreement any form of disposal of, including but not limited to a sale or exchange, a contribution to the capital of, a transfer of universality or of a branch, any merger with or any split-up into another legal entity, a transfer as a result of the liquidation of a Party or as a result of the foreclosure of a pledge.

1.3. Unless the context indicates otherwise, references to the singular include a reference to the plural and vice versa and references to the masculine include a reference to the feminine and neuter and vice versa.

1.4. The index, captions and headings are for convenience only and shall not define, limit or affect the scope, intent, construction or interpretation of this Agreement or any provision hereof.

1.5. The words "herein", "hereof", "hereunder", "hereby", "hereto", "herewith" and words of similar import shall refer to this Agreement as a whole and not to any particular article, section, subsection or other subdivision.

1.6. The words "include", "includes", "including", and all forms and derivations thereof shall mean including but not limited to.

1.7. The expression "to the best of the knowledge of the Existing Partners" shall mean to the best of the knowledge of the Existing Partners after due inquiry with the management of the Company.

ARTICLE 2 - PURPOSE OF THIS AGREEMENT

This Agreement sets forth the conditions in view of, and the Parties' respective rights and obligations in connection with the following:

  the transformation of the Company into a "société en commandite par actions / commanditaire vennootschap op aandelen";

  the structuring of the Existing Partners' and the Investors' interest in the Company, including, inter alia, General Partner Interests and Limited Liability Partner Interests, the Warrants, and Profit Certificates;

  the corporate governance principles with respect to the Company and the guidelines with respect to the Subsidiaries, and future management of the Company; and

  several other items including representations and warranties and guarantees.

ARTICLE 3 - CONDITIONS PRECEDENT

3.1. Conditions Precedent

The obligations of the Parties under this Agreement to effect the Closing are conditional upon the full satisfaction of the following Conditions Precedent:

      3.1.1. Required Facility

      The Required Facility in a form approved by the Investors shall have been executed by all Parties thereto and all conditions precedent to Initial Advance (as defined in the Required Facility) have been satisfied, except for the condition relating to the draw down under the Profit Certificates.

      3.1.2. Deposit of amounts on blocked account

      The Investors shall have transferred the respective amounts of their contribution in cash as specified in Exhibit G to a blocked account in the name of the Company, and shall have obtained bank certificates confirming such transfer for the purposes of the capital increase against the issue of twenty four (24) General Partner Interests as referred to in Article 4.2.

      SSC Benelux Inc. and ESS shall have transferred the respective amounts of their contribution in cash as specified in Exhibit G to a blocked account in the name of the Company, and shall have obtained a bank certificate confirming such transfer for the purposes of the capital increase against the issue of twenty seven (27) General Partner Interests as referred to in Article 4.2.

      3.1.3. Licence Agreement

      Shurgard and the Company shall have executed a licence agreement for the use of the trademark, trade name and other intellectual property rights (hereinafter referred to as the "Licence Agreement") in the form as attached hereto as Exhibit F.

      3.1.4. Service and Employment Agreements

      The Investors shall have reviewed and approved the service agreements or employment agreements with the Key Executives.

      3.1.5. Representations and Warranties

      The representations and warranties given in this Agreement by respectively the Existing Partners and the Investors shall be true and correct in all material respects on the date hereof and on the Closing Date with the same effect as though such representations and warranties had been made or given again on the Closing Date, except as disclosed in the Disclosure Letter as amended on the Closing Date and accepted by the Investors.

      The Closing shall not result in a waiver of the Investor's rights under the Representations and Warranties nor in a waiver of the Existing Partners' rights under the representations and warranties set out in Exhibit N.

      3.1.6. Due diligence review

      The satisfactory review by the Investors of the due diligence reports prepared by Deloitte & Touche and Loeff Claeys Verbeke.

      3.1.7 Equity Funding Schedule

      The Company shall produce an Equity Funding Schedule which outlines both the period from June 30, 1999 to the Closing Date and the projected future funding requirement for the next draw.

      3.1.8 Signing Authority

      Each Party shall have provided satisfactory evidence of its existence and signing authority.

      3.1.9 Charter

      Parties shall have agreed upon the text of the amendments to the Charter required under this Agreement for Closing.

      3.2. Satisfaction of the Conditions Precedent

      The Parties shall work in good faith to procure that the Conditions Precedent be fulfilled as soon as possible and in any event prior to the Closing. If all Conditions Precedent are not satisfied within 15 days from the Date of this Agreement, this Agreement shall automatically terminate, unless the Parties by mutual written consent agree otherwise.

      ARTICLE 4 - TRANSFORMATION AND FINANCING OF THE COMPANY

      4.1. Transformation of the Company

      On the Closing Date, the Existing Partners shall have transformed the Company from a "société en commandite simple / gewone commanditaire vennootschap" into a "société en commandite par actions / commanditaire vennootschap op aandelen".

      4.2. General Partner Interests

      On the Closing Date the Investors shall contribute in cash into the share capital of the Company and shall pay in EUR 16,420.80 consisting of EUR 3,851.76 paid in capital and EUR 12,569.04 issuance premiums as set out in Exhibit G. For such contribution each of the Investors shall receive the number of General Partner Interests as set out in Exhibit G.

      On the Closing Date, SSC Benelux Inc and ESS shall contribute in cash into the share capital of the Company and shall pay in EUR18,473.40 consisting of EUR 4,333.23 paid in capital and EUR 14,140.17 issuance premium. For such contribution SSC Benelux Inc and ESS shall receive the number of General Partner Interests as set out in Exhibit G.

      As a result of the subscriptions by the Investors, SSC Benelux Inc and ESS , the capital of the Company shall be increased with EUR 8,184.99 to bring it from EUR15,686,789.58 to EUR15,694,974.57, the amount of EUR 26,709.21 is to be received as issuance premium.

      As a result, the following Parties will be General Partners :

      Number of General Total

      Partner Interests Subscription Price (EUR)

      SSC Benelux Inc : 28 17,105.09

      ESS : #9; 4 9; 9; 9; 1,368.41

      Deutsche Bank GP : #9; 7 9; 9; 9; 4,789.42

      Fremont GP : #9; 7 9; 9; 9; 4,789.42

      CSFB GP : #9; 6 9; 9; 9; 4,105.22

      AIG GP : #9; 4 9; 9; 9; 2,736.81

      Any transfer of the General Partner Interests shall be subject to the transfer provisions set forth in Article 4.4 of this Agreement.

      4.3. Limited Liability Partner Interests

      The Existing Partners shall keep their respective Class A Limited Liability Partner Interests in the Company:

      Recom & Co: 92,733 Class A Limited Liability Partner Interests

      Shurope: 4,575 Class A Limited Liability Partner Interests

      Grana: 425 Class A Limited Liability Partner Interests

      The Existing Partners can obtain additional Class A Limited Liability Partner Interests by exercising the Warrants.

      The Investors will receive Class B Limited Liability Partner Interests in the Company upon conversion of the Profit Certificates referred to in Article 4.6.

      4.4. Transfer of Partner Interests

      Subject to article 4.4.7 below, and without prejudice to the Standstill Obligation set out hereafter, the Partners shall transfer, encumber or agree to transfer or encumber any of their Partner Interests only in accordance with this Article 4.4. For purposes of this Article 4.4, the transfer of a controlling interest in a Partner shall be deemed the transfer of the Partner Interests held by such Partner and shall trigger the application of this article. For purposes of this article, controlling interest shall mean the power legally or in fact to exercise a decisive influence on the appointment of the majority of the managers or directors of such Partner or an interest exceeding 50% of the voting rights in such Partner.

      4.4.1. Standstill

      The Partners shall not sell or otherwise transfer directly or indirectly any of their Partner Interests for a period of twenty-four (24) months from the Closing Date (the "Standstill Obligation").

      The Partners agree that this standstill obligation is in the interest of the Company in order to allow it and its management to focus on the Business.

      4.4.2. Right of First Offer

      4.4.2.1. Any Investor (the "Initial Transferor") that wishes to transfer to a third party or to a Partner any of its Partner Interests must, prior to any transfer or marketing of its Partner Interests, first offer such Partner Interests for sale to the other Partners at a bona fide price. To that effect the Initial Transferor must notify ("the Sale Notice") the other Partners and the Board of Managers at their respective addresses as set out in article 14.3 hereafter indicating (i) the number and class of Partner Interests the Initial Transferor wishes to sell (the "Offered Partner Interests"), (ii) the bona fide price at which the Initial Transferor is offering its Partner Interests for sale (the "Purchase Price"), and (iii) all other conditions under which the Offered Partner Interests would be transferred.

      4.4.2.2. Each of the other Partners shall have a right of first offer ("the Offer Right") to acquire the Offered Partner Interests, prorata based on the total number of Partner Interests held by the Acquiring Partners (as defined below), at the price, terms and conditions described in the Sale Notice. The Partners, as a group, must exercise their Offer Rights on or before the 30th day following receipt of the Sale Notice (the "Option Period") for all, but not less than all, of the Offered Partner Interests. During the Option Period, the Partners wishing to buy the Offered Partner Interests (the "Acquiring Partners") shall cooperate with each other in determining the number of Offered Partner Interests to be acquired by each Acquiring Partner; provided, however, the Offered Partner Interests shall be acquired by the Acquiring Partners prorata as provided above, unless the Acquiring Partners otherwise agree.

      4.4.2.3. If the Acquiring Partners wish to purchase all of the Offered Partner Interests, they shall, on or prior to the expiration of the Option Period, notify the Initial Transferor in writing (with a copy to the Board of Managers) that they wish to acquire all of the Offered Partner Interests (the "Purchase Notice"). Thereafter, within 15 days following the date of the Purchase Notice, the Initial Transferor shall transfer the Offered Partner Interests to the Acquiring Partners upon payment by the Acquiring Partners of the Purchase Price and satisfaction of other conditions included in the Sale Notice.

      4.4.2.4. In the event that on or before the expiration of the Option Period, the Partners notify the Initial Transferor that they decline to purchase the Offered Partner Interests or if they fail to give a valid Purchase Notice, or if they fail to pay the Purchase Price in due time, the Initial Transferor shall be entitled to sell the Offered Partner Interests to an outside party (a "Purchaser") at a price which is equal to or higher than that described in the Sale Notice and upon terms and conditions substantially equivalent to those described in the Sale Notice, provided that such sale closes within 180 days of the date upon which the Partners are deemed to have declined to purchase the Offered Partner Interests (such 180-day period is herein called the "Outside Sale Period").

      Prior to the Initial Transferor commencing his search for a Purchaser, or at any time thereafter prior to approaching any potential Purchaser not previously approved by the Board, the Initial Transferor shall submit to the Board of Managers a list of potential Purchasers it then wants to approach, including their surname, given names, occupation, or in the case of a corporate entity, its corporate name and registered office, together with such other information as the Board of Managers may request. The Board will have 15 Business Days after each such submission to provide written notice to the Initial Transferor of its approval or disapproval of all or certain of the potential Purchasers on such list. The Board can disapprove any such Purchaser only based on the following list of criteria: (i) the potential Purchaser does not have the financial strength to meet the existing funding commitments (ii) the potential Purchaser is a Competitor or has a direct or indirect equity investment in a Competitor which allows such potential Purchaser to have an influence on the management of such Competitor or to appoint any directors of such Competitor, or (iii) the potential Purchaser has a significant past or pending litigation with the Existing Partners or the Investors.

      Prior to the Initial Transferor entering into a binding sales agreement with a Purchaser, the Initial Transferor shall provide the Board of Managers with a copy of the final form of the sales agreement. The Board of Managers shall verify as soon as possible but not later than 15 Business Days after receipt of such agreement whether the Purchaser and the price, terms and conditions are in accordance with the Sale Notice and the transfer restrictions set out above. Subject to the positive outcome of such verification, the Initial Transferor may proceed with the sale of Offered Partner Interests to the Purchaser provided such sale must occur within the Outside Sale Period. If the sale does not close within the Outside Sale Period, the entire procedure set out in this Article 4.4.2. must again be followed for any transfer of Partner Interests.

      4.4.3. #9; Sale of Partner Interests of Existing Partners

      4.4.3.1. None of the Existing Partners may market or sell their Partner Interests prior to an Exit Event.

      4.4.3.2. If any of the Existing Partners receives an offer to sell all or part of its Partner Interests which it wishes to accept, such Existing Partner(s) (the "Transferor") must so notify ("the Sale Notice") the other Partners and the Board of Managers indicating (i) the surname, given names, occupation, or in the case of a corporate entity the corporate name and registered office, of the candidate-purchaser (the "Candidate-Purchaser"), (ii) the number of Partner Interests the Transferor wishes to transfer (the "Offered Partner Interests"), (iii) the bona fide price the Candidate-Purchaser is willing to pay for the Offered Partner Interests (the "Purchase Price"), as well as (iv) all other conditions under which the Offered Partner Interests would be transferred.

      4.4.3.3. Within 15 Business Days after receipt of the Sale Notice, the Board of Managers shall in its absolute discretion decide whether or not to approve such sale. If the Board of Managers does approve the transfer (and no other action than a formal approval shall be deemed an approval of the transfer), the Transferor shall be free to proceed with the sale, at the Purchase Price and any other terms and conditions contained in the Sale Notice provided such sale closes within 180 days of the Sale Notice. If the Board of Managers does not approve such sale, then each of the other Partners (the "Remaining Partners") shall have the right, exercisable by written notice to the Transferor with a copy to the Board of Managers and the other Remaining Partners within 30 days following the expiration of the 15 Business Days Board notice period (the "Option Period"), (i) to exercise a right of first refusal (as provided in Article 4.4.3.4. below), or (ii) to exercise a priority tag along (as provided in Article 4.4.3.5 below), or (iii) to exercise a put option against the Transferor at the greater of the Purchase Price per PartnerInterest or such price as would be necessary to give the Investors an annual internal rate of return of 35%, calculated quarterly, on their investment in such Partner Interests (the "Exit Put"), or (iv) to do none of the above, in which case such Remaining Partner shall remain a Partner in the Company, and the Transferor shall be free to proceed with the sale at the Purchase Price and any other terms and conditions contained in the Sale Notice provided such sale closes within 195 days of the Sale Notice (it being understood that the exercise of the priority tag along or the Exit Put shall not trigger the Offer Rights of Article 4.4.2). The Remaining Partners can exercise their priority tag along or their Exit Put for all or only a part of the Partner Interests they hold in the Company.

      4.4.3.4. The right of first refusal mentioned in Article 4.4.3.3. shall be the right for the Remaining Partners wishing to buy the Offered Partner Interests (the "Acquiring Partners") to acquire the Offered Partner Interests at the price, terms and conditions described in the Sale Notice. The Partners, as a group, must exercise their right of first refusal on or before the expiration of the Option Period, for all the Offered Partners Interests. During the Option Period, the Acquiring Partners shall cooperate with each other in determining the number of Offered Partner Interests to be acquired by each Acquiring Partner, it being understood that the Offered Partner Interests shall be acquired by the Acquiring Partners prorata based on their participation, unless the Acquiring Partners agree otherwise.

      If the Acquiring Partners wish to purchase all of the Offered Partner Interests, they shall, on or prior to the expiration of the Option Period, notify the Transferor in writing (with a copy to the Board of Managers) that they wish to acquire all of the Offered Partner Interests (the "Purchase Notice"). Thereafter, within 15 days following the date of the Purchase Notice, the Transferor shall transfer the Offered Partner Interests to the Acquiring Partners upon payment by the Acquiring Partners of the Purchase Price.

      4.4.3.5. If any or all of the Remaining Partners notify the Transferor that they wish to exercise their priority tag along, the Transferor shall not be able to sell its Partner Interests unless it purchases, or causes the Candidate-Purchaser to purchase, at the Purchase Price, terms and conditions set forth in the Sale Notice, not only the Offered Partner Interests but also the Partner Interests for which the Remaining Partners have exercised their priority tag along. The sale of the Partner Interests subject to the priority tag along shall occur at the same time as the sale of the Offered Partner Interests.

      4.4.3.6. If any or all of the Remaining Partners notify the Transferor that they wish to exercise their Exit Put, the Transferor shall not be able to sell its Partner Interests until it has acquired the Partner Interests put to such Transferor by the Remaining Partners at the purchase price required to satisfy the conditions of the Exit Put. The Remaining Partners shall proceed with such sale within 15 days following the request of the Transferor thereto, it being understood that the sale of such Partner Interests to the Transferor shall not be subject to the Offer Rights set out in Article 4.4.2. Similarly, the transfer of such Partner Interests by the Tranferor to the Candidate-Purchaser shall also not be subject to the Offer Rights set out in Article 4.4.2.

      4.4.3.7 If (i) one or several Remaining Partner(s) have exercised their right of first refusal pursuant to Articles 4.4.3.3 and 4.4.3.4 above and (ii) one or several Remaining Partner(s) have exercised their priority tag along pursuant to Articles 4.4.3.3 and 4.4.3.5 above and/or their Exit Put pursuant to Articles 4.4.3.3 and 4.4.3.6 above, then the Remaining Partner(s) having exercised their right of first refusal shall, within 15 Business Days after the expiration of the Option Period have the right to (i) waive the exercise of their right of first refusal during the Option Period and exercise a priority tag along pursuant to Article 4.4.3.5 or an Exit Put pursuant to Article 4.4.3.6, or (ii) exercise again their right of first refusal on the Partner Interests for which the priority tag along or the Exit Put has been exercised, pursuant to Article 4.4.3.4, at the price at which the Exit Put or the priority tag along has been exercised or (iii) do nothing, in which case they will remain a Partner in the Company with the additional number of Partner Interests received as a result of their exercising of their right of first refusal during the Option Period.

      4.4.4. Additional requirements affecting Transfers of Interests

      In addition to the transfer restrictions set out in this Article 4, a transfer of a Partner Interest may occur only if it also satisfies the following conditions:

      (i) Unless otherwise unanimously approved by the Board of Managers, a transfer of Partner Interests may never result in any General Partner holding Partner Interests in the Company which, when taken together with the Partner Interests of all such General Partner's Affiliates, represent subscribed Partner Interests (including paid in; and subscribed but not yet paid in Partner Interests) of less than EUR 15,000,000;

      (ii) The holder of any General Partner Interests can only transfer General Partner Interests if it sells all General Partner Interests it holds to one and the same person or entity;

      (iii) Any transfer of General Partner Interests shall only be enforceable vis à vis third parties after its publication in the Annex to the Belgian State Gazette;

      (iv) The transferee of any Partner Interest has agreed to observe all of the conditions and rules contained in this Agreement through the signing of a declaration confirming the same;

      (v) It is expressly understood that the Board of Managers in approving any transfer of a Partner Interest must also together with the Partners approve any necessary changes to the voting majorities in the Board of Managers' Meeting and/or in the Partners' Meeting in such way that (I) any vote of the Board of Managers requiring 45 votes (as set forth in article 5.1.4) must include at least 51% of the votes of the General Partner Interests held by Investors, and (ii) no single "GP Control Group" (defined as a General Partner together with its Affiliates), by virtue of its voting interests, shall be able to veto in the Board of Managers a decision otherwise approved by all of the other Managers, unless such GP Control Group owns at least 12 General Partner Interests;

      (vi) It is expressly agreed that if through a parent company merger or other consolidation event not triggering the Offer Right described in this article 4, two or more Partners become owned or controlled by the same GP Control Group (as defined above), the Board of Managers shall together with the Partners implement any necessary changes to the voting majorities in the Board of Managers' Meeting and/or in the Partners' Meeting in such way that such GP Control Group, by virtue of its voting interests, shall not be able to veto in the Board of Managers a decision otherwise approved by all of the other Managers unless such GP Control Group owns at least 12 General Partner Interests; and

      (vii) If a sale of Partner Interests is in breach of any provision of this Agreement or if a transfer restriction provided for in this Agreement is declared null and void, the transferor and its guarantor pursuant to Article 12, shall remain jointly and severally liable with the transferee for all paying-up obligations relating to the transferred Partner Interests.

      4.4.5. Exceptions to the transfer restrictions

      4.4.5.1. The transfer restrictions set out in Article 4.4.1. through 4.4.4. shall not apply to:

      (i) direct or indirect sales or transfers of Partner Interests between Affiliates of the Transferor provided such transferee becomes a Party to this Agreement and accepts to observe all the conditions and rules contained in this Agreement through the signing of an Addendum to this Agreement confirming same. The Transferor shall remain liable for the proper execution by the transferee of the latter's obligations under this Agreement except if all Parties agree in writing otherwise. In addition the Transferor covenants to ensure that the transferee shall transfer back all Partner Interests to the Transferor in the event that the transferee ceases to be an Affiliate to the Transferor; and

      (ii) sales and transfers of Partner Interests to an Investor Sponsored Fund provided that such Investor Sponsored Fund becomes a Party to this Agreement and accepts to observe all the conditions and rules contained in this Agreement through the signing of an Addendum to this Agreement confirming same. The Transferor shall not remain jointly and severally liable for the proper execution by the transferee of the latter's obligations under this Agreement.

      Without prejudice to the above, the Parties acknowledge and agree that after the Closing Date AIG LLP and AIG GP shall be authorised to transfer all of their respective Partner Interests to two Affiliated Companies incorporated under the laws of the Cayman Islands, without the two transferors remaining liable for the proper execution of this Agreement. However, this transfer shall remain subject to the other conditions of Article 4.4.5.1.(i).

      4.4.6. Pledges - Encumbrances

      A Partner (hereinafter referred to as a "Pledging Partner") shall not directly or indirectly pledge or otherwise encumber any of its Partner Interests without the prior approval of the Board of Managers. Notwithstanding the foregoing, such an approval shall not be required in connection with (i) any pledge or encumbrance of Partner Interests in favour of any Affiliate of such Pledging Partner, or (ii) any pledge by an Investor Sponsored Fund holding such Partner Interests in accordance with Article 4.4.5. (ii), provided such pledge is undertaken by such Investor Sponsored Fund in the ordinary course of its business. With respect to a pledge to an Affiliate, the Pledging Partner covenants to ensure that the pledgee shall release any pledge on such Partner Interests to such Pledging Partner in the event that the pledgee ceases to be an Affiliate to such Pledging Partner.

      In case of a foreclosure of the pledge on the Partner Interests, the rules set out in Articles 4.4.1, through 4.4.7. shall apply.

      4.4.7. Sanctions - Applicability to other instruments

      Any transfer of Partner Interests effected in breach of any provision of this Agreement shall be invalid and shall not be recognized by the Company. Any such transferee shall not be recognized by the Company as a Partner and shall not be entitled to exercise any of the rights pertaining to the Partner Interests transferred in breach of this Agreement including, without limitation, the right to attend Partners' Meetings or the right to receive dividends.

      4.5. Warrants

      On the Closing Date, the Company shall issue Warrants to some of the Existing Partners in accordance with the terms and conditions of the issuance of Warrants attached as Exhibit I to this Agreement.

      The Warrants cannot be transferred except to Affiliates of such Existing Partners.

The Warrants can only be converted into Class A Limited Liability Partner Interests as provided in Exhibit I and not prior to an Exit Event. After the exercise of the Warrants, the Investors shall continue to have on a fully diluted basis 43.2624% of the voting and distribution rights in the Company and the Existing Partners 56.7376% subject to the earn out structure mentioned below.

The Investors hereby waive their priority subscription rights or other rights pertaining to the Class A Limited Liability Partner Interests issued by the Company pursuant to the capital increase resulting from the exercise of the Warrants.

The Parties have agreed to an earn out structure which enables the Existing Partners to achieve a greater number of Class A Limited Liability Partner Interests upon exercise of the Warrants, if on December 31, 2001 the Company has opened more than 83 Stores and up to 93 Stores. All the opened Stores shall be approved by the Board of Managers. For the purposes of this Article 4.5. an "open" Store is a newly developed store which has received a certificate of occupancy or equivalent, if applicable, and is available to customers for unit rental. The earn out schedule and the corresponding number of Warrants and Class A Limited Liability Partner Interests is set forth on Exhibit I.

If for any reason the Warrants cannot be exercised, and give their holder all the rights and obligations attached to Class A Limited Liability Partner Interests, the procedure set out in Article 4.6.10. shall mutatis mutandis apply in order to achieve that the Investors continue to have 43.2624% of the voting and distribution rights in the Company and the Existing Partners 56.7376% of such rights, subject to the earn out structure. Notwithstanding the above, and more in general, the Parties shall do whatever is necessary or useful to achieve to the fullest extent possible the original intent of the Parties regarding all consequences of the exercise of the Warrants as set out in this Agreement, while respecting to the greatest possible extent the balance of the Parties' rights and obligations.

4.6. Profit Certificates

4.6.1. In addition to the Limited Liability Partner Interests and the General Liability Partner Interests which represent the registered capital of the Company, there shall be issued to the Limited Liability Partner Investors on the Closing Date 178,306 profit certificates ("Parts Bénéficiaires/Winstbewijzen") of the Company (hereinafter referred to as "the Profit Certificates") against a commitment to contribute in cash in the amount of EUR 684.12 per Profit Certificate. The subscription price of such Profit Certificates shall be booked on a separate account for reserves not available for distribution ("Onbeschikbare Reserve/ Réserves Indisponibles"). The following schedule sets forth each Investors' subscription for such Profit Certificates:
Investor	Number of Profit Certificates	Total Amount to be Paid in EUR
Fremont LLP	52,615	35,995,210.57
Deutsche Bank LLP	52,615	35,995,210.57
CSFB LLP	43,846	29,995,894.79
AIG LLP	29,230	19,997,263.19
TOTAL	178,306	121,983,579.12

4.6.2. The Profit Certificates do not need to be fully paid-up at the time of their subscription but by subscribing to such Profit Certificates, the subscribers irrevocably undertake to fully pay-up these Profit Certificates as set out hereafter. The drawing modalities set out hereafter shall not limit the obligations of the Investors to fully pay-up the Profit Certificates they subscribed.

Except as otherwise provided in Article 5.1.4(c) (29) any Manager or group of Managers, representing at least 28 General Partner Interests can at any time request the partial payment of the Profit Certificates consistent with the funding requirements of the Annual Business Plan as provided below. The Manager(s) shall send such request (the "Payment Request") in writing to all holders of the Profit Certificates to the addressees set forth in Exhibit W, indicating the amount which needs to be paid-up on a pro rata basis by each of them, the date upon which such payment needs to be made (which cannot be earlier than 10 Business Days after the date of the Payment Request) (the "Payment Due Date"), and the relevant account information. The Company will demonstrate in the Payment Request that, under the commitments on which it has entered, it has enough funds available (as equity or debt or revenue) to cover its operating expenses until the end of 2001 as contemplated in the Annual Business Plan.

The Manager(s) requesting such payment shall attach to the Payment Request an executed document in the form attached hereto as Exhibit J which shall include a certification, among other certifications, that the Company shall, upon receiving the requested payment and the concurrent debt draw, satisfy a cumulative debt/equity ratio on a consolidated basis of 2 to 1. In order to compute this debt/equity draw down ratio the equity shall only include the Profit Certificates and the Class B Limited Liability Partner Interests and the debt shall include the approved financial debt of the Company excluding the Loan.

If the Required Facility has been fully drawn, then the Company is no longer obliged to comply with such 2/1 debt/equity ratio and the Investors will nonetheless be obliged to satisfy the Payment Request.

Prior to such time that the Required Facility has been fully drawn by the Company, the Company shall use its best efforts to arrange additional financing to allow the 2/1 debt/equity draw down ratio to continue until the Profit Certificates and/or Class B Limited Liability Partner Interests have been fully paid in.

If it is impossible for the Company to draw under the Required Facility for reasons other than an Event of Default thereunder, then the Company is no longer obliged to comply with such 2/1 debt/equity ratio and the Investors will nonetheless be obliged to satisfy the Payment Requests provided that the proceeds of the Payment Requests shall only be used to fund the Company's overhead costs and operating costs and costs and expenses relating to projects under construction, and further provided the other certifications of Exhibit J are made.

If there is an Event of Default under the Required Facility or under any other material financial indebtedness of the Company or if there exist any conditions which would give the Lenders under the Required Facility, or the lenders under any other material indebtedness of the Company, the right to declare an Event of Default under the Required Facility or under such other material indebtedness, ESS or SSC Benelux Inc. shall convene within 3 Business Days after such event a Board of Managers' Meeting to discuss the situation and decide (i) the actions to be taken vis-à-vis the banks; and (ii) the necessity for further requests of payment of the Profit Certificates. Any such decision shall be taken by the Board of Managers deciding by the special majority as set out in Article 5.1.4.c. If the Board of Managers at such Board Meeting, or at any Board Meeting held within the following 45 days, cannot reach such majority decision upon any action to be taken vis à vis the banks or on any request of payment of the Profit Certificates, then the above mentioned matters shall thereafter be decided by a simple majority of the votes cast at a Board Meeting. If the Board of Managers request a further payment of the Profit Certificates, the Investors shall be obliged to satisfy the Payment Requests without the Company being further obliged to comply with the 2/1 debt/equity ratio.

For the avoidance of doubt, Parties expressly agree that in the event of a bankruptcy, insolvency or judicial liquidation of the Company, the Profit Certificate holders shall be obliged to pay in the amount called in a Payment Request or called by any bankruptcy receiver or trustee up to the amount subscribed but not paid-in at that time. Such commitment shall exist regardless of the fact whether or not the certifcations contemplated in Exhibit J have been or can be made.

The Company shall ensure that it has adequate funding to cover the overhead expenses required to fund the Company through the end of 2001 as envisaged/budgeted in the Annual Business Plan.

Upon conversion of the Profit Certificates, the foregoing provisions of this Article 4.6.2. shall also apply to the Class B Limited Liability Partner Interests.

4.6.3. If a holder of Profit Certificates fails to comply with the call on Profit Certificates (the "Defaulting Holder") at the expiration of the Payment Due Date, the Manager(s) shall send a formal notice to the Defaulting Holder (the "Formal Notice") on the date of expiration of the Payment Due Date requesting the compliance with the call on Profit Certificates within 5 Business Days from the receipt of the Formal Notice (the "Extended Payment Due Date"). If the Defaulting Holder still fails to comply with the call on Profit Certificates on the Extended Payment Due Date, all rights attached to its Profit Certificates (including the Longstop Date Rights and the Preference Rights) held by the Defaulting Holder shall be automatically suspended. Furthermore, the Defaulting Holder shall be liable to the Company for interest on the late payment accruing at a rate equal to 20% from the Extended Payment Due Date until such payment is made ("Default Interest").

Without prejudice to the sanctions mentioned in the previous paragraph, if the Defaulting Holder still fails to comply with the call on Profit Certificates thirty (30) Business Days (the "Period") after the Extended Payment Due Date, the other Partners shall have the right to purchase (the "Purchase Option") all or part of the Profit Certificates and all General Partner Interests held by the Defaulting Holder, and thereby assume the funding associated with such purchased Profit Certificates, for a price equal to the amount paid up on such purchased Profit Certificates less a discount equal to the lesser of 50% of such paid up amount or EURO 10 million. The Partners electing to purchase (the "Purchasing Partners") shall purchase the Partner Interests on a prorata basis unless they otherwise agree. To be valid, the Purchase Option must be exercised no later than the fortieth (40th) Business Day after the Extended Payment Due Date. The Defaulting Holder remains liable for the payment of Default Interest on all Partner Interests, including those acquired by the Purchasing Partners.

Without prejudice to the payment of Default Interest and the suspension of the rights attached to such certificates or the Purchase Option as mentioned above, if the Defaulting Holder still fails to comply with the call on Profit Certificates forty (40) Business Days after the Extended Payment Due Date, the balance of the subscribed capital that has not been paid up yet and relating to the Partner Interests not purchased under the Purchase Option, together with Default Interest thereon, shall become immediately due and payable by the Defaulting Holder without further notice. In addition, the Longstop Date Rights of the Defaulting Holder shall irrevocably be extinguished.

At such time as the Defaulting Holder pays up all due and payable subscribed capital together with Default Interest thereon, then all rights attached to the Profit Certificates, except for the extinguished Longstop Date Rights, shall be reinstated and such Partner shall no longer be considered a Defaulting Holder.

Upon conversion of the Profit Certificates, the foregoing provisions of this article 4.6.3. shall also apply to the Class B Limited Liability Partner Interests.

For the avoidance of doubt, in the event that some or all of the Defaulting Partner's Interest is purchased under the above provisions, then all guarantees granted to the benefit of such Defaulting Partner under Article 12 with respect to the Purchased Interests shall be released and no further claims may be made against the Defaulting Partner or any of its Affiliates with respect to the Purchased Interests, subject to the Defaulting Partner having paid all Default Interest due. Further, the guarantee of the Purchasing Partner's guarantor (i.e. AIG, CSFB, Deutsche Bank or FII) shall be increased accordingly.

4.6.4. All Profit Certificates are and will be in registered form. Ownership of all Profit Certificates shall be established exclusively by the entry in a special register of Profit Certificates.

The transfer of a Profit Certificate shall only be effective after a record has been made in the register of Profit Certificates of the transfer declaration dated and signed by the transferor and the transferee or by their representatives.

Each Profit Certificate is indivisible and the Company recognises only one owner per Profit Certificate. If several persons have rights in respect of the same Profit Certificate the exercise of these rights shall be suspended until one person has been designated as the owner of the Profit Certificate vis-à-vis the Company.

The Profit Certificates shall be issued for an undetermined period of time, provided that they shall be automatically annulled upon their conversion into Class B Limited Liability Interests as set out in Article 4.6.8.

4.6.5. The Profit Certificates can only be transferred in accordance with the same transfer restrictions as applicable to the Partner Interests as set out in Article 4.4. Upon the transfer of any Profit Certificate, any transferee shall automatically become liable for the payment of the amount not paid-up on such Profit Certificate.

4.6.6. The holders of Profit Certificates have access to the ordinary and extraordinary Partners' Meetings and each 3.65 Profit Certificates shall entitle its holder to 1 vote. Any block of Profit Certificates not consisting of 3.65 certificates shall not entitle its holder to any voting rights. However, in the aggregate, the number of votes conferred to the Profit Certificates shall in no event exceed one half of the number of votes conferred to the Partner Interests representing the entire registered capital. Furthermore, the votes expressed by Profit Certificates at any vote shall not be taken into account for more than two thirds of the number of votes expressed by Partner Interests representing the entire registered capital.

4.6.7. In addition to the Preference Rights and Longstop Date Rights, each Profit Certificate shall entitle its holder to the same rights and obligations as each Limited Liability Partner Interest.

4.6.8. Each holder of Profit Certificates can at any time require the conversion of all, but not less than all, of its Profit Certificates into Class B Limited Liability Partner Interests under the conditions set out hereafter:

Such request shall be made in writing to the Board of Managers (the "Conversion Request"). The Profit Certificates can only be converted if ,(i) the holder thereof is not a Defaulting Holder under Article 4.6.3 above, (ii) at the time of the Conversion Request each Profit Certificate has been paid-up for at least 25% ( with such payment being duly recorded in the accounts of the Company in the separate account for reserves not available for distribution ("Onbeschikbare Reserves"/Réserves Indisponibles")), and,(iii) prior to conversion such holder shall have fully paid-up the issuance premium in an amount of EUR 523.62 per converted Profit Certificate (such payment to be recorded in the accounts of the Company, under "Issuance Premium" ("prime d'émission/uitgifte premie")).

Each Profit Certificate shall be converted into one Class B Limited Liability Partner Interest paid-up to the same amount as the converted Profit Certificate, it being understood that the issuance premium on each Class B Limited Liabilities Partner Interest shall also be fully paid up. Upon conversion the capital of the Company shall be increased by the total amount represented by such Profit Certificate less the corresponding issuance premium, and the separate account for reserves not available for distribution shall be decreased with an amount equal to the amount which was paid on the Profit Certificate and such amount, less the corresponding issuance premium, shall be recorded in the accounts of the Company under "Capital" ("geplaatst kapitaal/capital libéré"). The balance which remains to be paid in on such Class B Limited Liability Partner Interest shall be recorded in the accounts of the Company under "Capital" ("niet opgevraagd kapitaal/capital non appelé"). The issuance premium paid on the Profit Certificate shall be recorded in the accounts of the Company under "Issuance Premium" ("Uitgiftepremies/Primes d'émission").

The Class B Limited Liability Partner Interests shall be subject to the same paying-up mechanism and sanctions as the Profit Certificates, including the sanctions as set out in Article 4.6.3. Upon conversion of the Profit Certificates, the Parties undertake to vote in such way as to modify the charter of the Company accordingly, if and to the extent necessary.

The legal procedure implementing such conversion shall be started not later than 2 weeks after receipt of the Conversion Request.

The Existing Partners hereby waive their rights to the Class B Limited Liability Partner Interests issued by the Company pursuant to the capital increase resulting from the conversion of the Profit Certificates.

The conversion from a Profit Certificate into a Class B Limited Liability Interest shall in no way affect the obligation of the Investors to contribute to the Company the amounts which each Investor undertook in this Agreement to pay, including the obligation of each Class B Limited Liability Partner to fully pay-up its Class B Limited Liability Partner Interests.

Upon their conversion, the Profit Certificates shall lose all their rights and shall automatically ("van rechtswege") be annulled.

Each new Class B Limited Liability Partner Interest shall carry one vote, and shall have the Preference Rights and the Longstop Date Rights.

4.6.9. The economic and voting rights of the Investors and of the Existing Partners in the Company on a fully diluted basis shall be as follows :

    Investors : 43.2624%; and

    Existing Partners : 56.7376%.

The above figures shall only be subject to certain modifications caused by the earn-out procedure set out in Article 4.5 or as the result of the transfer of Partner Interests as permitted in this Agreement.

4.6.10 If, notwithstanding the fact that the Investors have paid-up at least 25% of the Profit Certificates and have satisfied all other conversion conditions set out herein, the Profit Certificates cannot be converted into (and give their holders all the rights and obligations attached to) Class B Limited Liability Partner Interests as set out in this Agreement, the Existing Partners shall assign to the Investors, at the request of Investors then holding at least 50% of the Profit Certificates, such number of Class A Limited Liability Partner Interests, and the Investors shall assign to each Existing Partner such number of Profit Certificates as may be, needed to entitle the Investors and Existing Partners with the same proportion of all financial, voting and other rights they would have been granted upon conversion (i.e. so as to achieve that the Investors continue to have on a fully diluted basis 43.2624% of the voting and distribution rights in the Company and the Existing Partners 56.7376%, subject to the earn out procedure). The Partners agree to cooperate in taking whatever actions may be necessary or appropriate to ensure that (i) simultaneously upon the assignment of the Class A Limited Liability Partner Interests by the Existing Partners to the Investors, the Class A Limited Liability Partner Interests so assigned shall be transformed into and have the same rights as Class B Limited Liability Partner Interests would have had, and (ii) to ensure that the Profit Certificates are, as soon as practicable, cancelled in such a way as not to change either the respective rights and obligations of the Parties as Partners or the amount of share capital which the Company would have had if the conversion as contemplated in this Agreement had occurred. The Preference Rights and Longstop Date Rights shall be extinguished as to any Profit Certificate so assigned to the Exisiting Partners.

If, at any time after conversion, the validity or enforceability of such conversion or of any right or obligation attached to the Limited Liability Partner Interests received upon such conversion is challenged by the Existing Partners or by a third party which commences legal proceedings in this respect, the Existing Partners shall, at the request of Investors then holding at least 50% of the Investor-held Limited Liability Partner Interests, perform the same arrangement as set out in the first paragraph hereabove.

Notwithstanding the above, and more in general, the Parties shall do whatever is necessary or useful to achieve to the fullest extent possible the original intent of the Parties regarding all consequences of the conversion as set out in this Agreement, while respecting to the greatest possible extent the balance of the Parties' rights and obligations.

4.7. Capital Increases

In addition to the capital increase referred to in Article 4.2. and the issue of the Profit Certificates, the Existing Partners and the Investors shall have the right to subscribe to future capital increases or issues of profit certificates in or by the Company on a pro rata basis to their holdings of such Partner Interests in accordance with Article 4.6.9, provided that the Profit Certificates shall not entitle its holders to a preference distribution or a priority subscription right in case of a capital increase in the Company. In the latter case, the holders of Profit Certificates shall have a right to subscribe to a new issuance of profit certificates for an amount and at conditions equal to the capital increase to the extent that such new issuance of profit certificates is necessary to maintain the rights and voting balances of the Investors as contemplated in this Agreement.

In no event shall the Investors have an obligation to subscribe to any such capital increase or issuance of profit certificates in excess of the Profit Certificates.

4.8. Preference Rights and Distribution

4.8.1. "Preference Rights" as used in this Agreement shall mean the right of the holders of Profit Certificates or Class B Limited Liability Partner Interests (or such other Partner Interest held by such holders pursuant to Article 4.6.10 ("Investor Holders"), prior to or upon the occurrence of a Major Capital Event or Exit Event, to receive distributions made by the Company to Partners (including dividends resulting from a Major Capital Event or an Exit Event, capital redemptions, repayment of debt and liquidating distributions), in the following priority (and subject to the provisions of Article 4.8.2 below) :

(1) first, 100% to the Investor Holders, prorata based on the total Partner Interests held by all Investor Holders, to the extent such Partner Interests are paid-up, until the Investor Holders shall have received aggregate distributions that, when taken together with all previous distributions made under this clause (1), equal Euro 122,000,000;

(2) second, 100% to Recom & Co in repayment of the outstanding balance of the Loan and any accrued and unpaid interest thereon, up to the maximum amount of Earned Capital (as defined below);

(3) third, 100% to the Existing Partners, prorata based on the total Partner Interests held by all Existing Partners, until the Existing Partners shall have received aggregate distributions that, when taken together with all previous distributions made under this clause (3), equal the amount by which the Earned Capital exceeds the aggregate amounts paid on the Loan under clause (2) above;

(4) thereafter, 100% to the Partners, prorata based on the total Partner Interests held by all Partners.

"Earned Capital" as used herein shall mean Euro 160,000,000 or such greater amount up to Euro 170,000,000 to the extent earned pursuant to the earn-out provisions of Article 4.5.

Notwithstanding the foregoing, the distribution provision hereinabove shall not apply in the following circumstances:

(a) if the Warrants have been exercised and capital paid-in in connection therewith, then distributions shall be made first to Recom & Co in repayment of the Loan and any accrued interest thereon, but only to the extent of such paid-in capital. Thereafter, the distribution schedule set forth in clauses (1) through (4) above shall again be followed.

(b) if, pursuant to the provisions of this Agreement, an Investor Holder has lost its Preference Rights, then such Investor Holder shall not participate in distributions made under clause (1) above, but shall instead participate, to the extent its Partner Interests are paid up, with the Existing Partners under clauses (2) and (3) above, pro rata based on Partner Interests. Upon satisfaction of the distributions contemplated in clauses (2) and (3), the Investor Holder shall thereafter participate under clause (4) above.

4.8.2. Subsequent to the occurrence of a Major Capital Event or Exit Event the Preference Rights shall be extinguished and all distributions made by the Company to the Partners and to Recom & Co thereafter shall be prorata based on a fully diluted basis of their Partner Interests.

4.9. Debt Financing

The Parties acknowledge that in addition to the share capital of the Company the Loan and the Profit Certificates, loan financing will be required for the Company to operate and realize the Initial Business Plan.

Therefore, the Company shall put in place prior to the Closing, as a Condition Precedent, the Required Facility.

At the Closing, the Existing Partners will :

(i) be reimbursed from the funds received by the Company for the additional funding provided by the Existing Partners and/or their Affiliates to the Company since June 30, 1999, with interest thereon, to the extent the funding provided exceeded the amount of the Loan. If any such funds were borrowed from an Affiliate of any of the Existing Partners in this period the interest payable thereon shall be reimbursed by the Company in accordance with the terms of the Note attached in Exhibit X; and

(ii) provide sufficient funds to the Company, as part of the Loan, to reimburse the amounts owed on June 30, 1999 by the Company to ABN AMRO Bank under the 400 million BEF facility dd. July 6, 1997, and by its French subsidiaries to Natexis under the loan agreements dd. November 2, 1988, September 12, 1990 and May 25, 1992, as amended several times and all other credit facilities existing on June 30, 1999.

The Existing Partners will provide the Investors at the Closing with a confirmation from ABN AMRO Bank and Natexis that after the full reimbursement of the credits, the existing mortgages attached to these loan facilities will be lifted.Within one month after the Closing Date, the Existing Partners shall cause the Company's auditors, Deloitte & Touche, to review the reimbursements made by the Company to the Existing Partners pursuant to (i) above. If such audit reveals that the amount to be actually reimbursed to the Existing Partners and/or Affiliates (including the interest thereon) is less than the amount mentioned in the Note and reimbursed to the Existing Partners and/or Affiliates at Closing, then the Existing Partners shall be liable to the Company for the difference between such amounts. The Existing Partners shall pay such difference within 15 days after receipt of the report of Deloitte & Touche confirming that such payment is due.

ARTICLE 5 - CORPORATE GOVERNANCE

5.1. Board of Managers - Managers

      5.1.1. Composition

The Company is managed by a Board of Managers consisting of statutory managers ("gérants statutaires / statutaire zaakvoerders") (hereinafter referred to as the "Managers"). The Parties agree that all General Partners shall act as Managers of the Company and appoint the individuals listed below as their representatives at the Partners' Meeting to be held at Closing.

One of Shurgard's three representatives shall be appointed as chairman of the Board of Managers.

The Board of Managers is vested with the power to perform all acts necessary or useful for the realisation of the corporate purpose of the Company and has the power to do all things which are not expressly reserved by law or by the Charter to the Partners' Meeting.

The Managers shall have as many votes as they hold General Partner Interests in the Company.

The physical persons representing the General Partner Investors at the Board of Managers shall initially be :

    For Deutsche Bank GP: Scott O'Donnell

    For Fremont GP: Frederick P. Zarrilli

    For AIG GP: Kevin Fitzpatrick

    For CSFB GP: Derek Vago

The Investors acknowledge that it is important for the Company and the Existing Partners that turn-over of representatives of the Managers at the Board of Managers is minimized.

SSC Benelux Inc. shall be represented by the following individuals:

    George Hutchinson

    Charles Barbo (chairman) and

    David Grant.

Such persons shall represent SSC Benelux Inc. and vote as 1 block having jointly 28 votes.

ESS shall be represented by Ake Fogelberg and Patrick Metdepenninghen. They shall both represent ESS and vote as 1 block having jointly 4 votes.

In the event a representative of a General Partner must be replaced, such General Partner shall appoint a new candidate who must be sufficiently sophisticated to appropriately carry out his responsibilities on the Board of Managers.

      5.1.2. Reimbursement of expenses related to the attendance of Board Meeting

It is contemplated that most of the meetings of the Board of Managers will be held at the registered office of the Company in Brussels, but may occasionally be held in Londonor New York.

The Managers shall make their own travel and lodging arrangements for their attendance at the meetings of the Board of Managers. The Company's reimbursement of expenses to the Managers for their attendance at such meetings of the Board of Managers will be limited to the following flat amounts (payable upon presentation of invoice) :

  Travel costs within the USA or within Western Europe will be reimbursed at Euro 350 (round trip);

  Transcontinental travel (Western Europe-New York or New York-Western Europe shall be reimbursed at Euro 2,500 (round trip);

  Hotel, meals and local transportation costs will be reimbursed at a per diem rate of Euro 300 per day of effective attendance at a Board Meeting.

  Furthermore, it is expressly agreed that each Manager, irrespective of the number of representatives who attend the meeting of the Board of Managers on behalf of such Manager, will only be entitled to one reimbursement per board meeting in accordance with the conditions set out above except for SSC Benelux Inc., which being represented by 2 non-executive representatives, shall be entitled to two reimbursements per meeting of the Board of Managers.

The Parties shall ensure that the rules set out above shall be adopted by the Board of Managers of the Company.

      5.1.3. Responsibilities

      Without prejudice and subject to Article 5.1.4., the primary direct duties of the Board of Managers will include the following :

      Business Plan.

      The Board of Managers shall, amongst other matters, take up for consideration the following matters:

      (1) the Annual Business Plan to be proposed by the Key Executives to the Board of Managers, and

      (2) proposed updates and changes to the Annual Business Plan which represent Material Deviations, presented by the Key Executives to the Board of Managers.

      Key Executives

      The Board of Managers is responsible for the hiring, compensation and termination of all Key Executives of the Company charged with the carrying out of the day-to-day business activities. The initial list of Key Executives described in Exhibit C, along with their related compensation and employment agreements, have been approved and accepted by the Investors as a condition precedent to Closing. Any changes or additions to the list of Key Executives must be approved by the Board of Managers. All compensation for Key Executives (and other employees of the Company whose annual compensation salary, bonus and other direct fringe benefits exceeds Euro 125,000) must be approved annually by the Board of Managers.

      Real Estate Investment

      The Investors recognize that the acquisition and development of real estate is a fundamental part of the day-to-day operation of the Company and the Board of Managers has delegated this responsibility to certain of the Key Executives of the Company who constitute the Real Estate Committee. The Company's Real Estate Committee has been acting as the primary decision making body over all of the Company's real estate investments since the business was originally formed by the Existing Partners.

      The Committee has followed consistent procedures and policies for performing market research, evaluating locations, underwriting investment projections and managing its development process. The Board of Managers has charged the Real Estate Committee with the responsibility of continuing with the practice and enforcement of those policies and procedures and within the guidelines set forth in accordance with Exhibit M. Any real estate investment proposals that fall outside those guidelines (or others previously established by the Real Estate Committee) must be approved by the Board of Managers.

      Transfer and Ownership of Partner Interests

      The Board of Managers shall monitor and approve or disapprove as the case may be all transfers of the Partner Interests unless expressly otherwise provided in this Agreement.

      5.1.4. Decisions

(a) Except as otherwise provided for hereafter, all decisions of the Board of Managers shall be adopted by a majority of the votes cast at the meeting in question.

(b) Decisions relating to the following items shall require the affirmative vote of all Managers:

  any entry into new markets outside of Western Europe or new activities not part of the Business; or

  any proposed follow-on offering of Partner Interests of the Company (IPO, private placement or otherwise) pursuant to which the Company would realise net proceeds of less than Euro 125,000,000; or

  to approve any transfer of any Existing Partners' Partner Interests (excluding transfer to other Partners);

  to approve a transfer of Partner Interests resulting in a General Partner holding a Partner Interest in the Company, that when taken together with the Partner Interest of all such General Partner's Affiliates, is less than Euro 15,000,000, as set out in Article 4.4.4. (i); or

  the decision set out in Article 8.3.2.3.

(c) Decisions relating to the following items, shall require the affirmative vote of 45 General Partner Interests:

  any Material Deviation from the Annual Business Plan or subsequent plans having been approved by the Board of Managers;

  any entry into new countries within Western Europe into which the Company is at present not already active; the Parties acknowledge that the Company is at present active in Belgium, the Netherlands, Sweden, the United Kingdom and France in accordance with the Initial Business Plan.

  the Annual Business Plan (operating and capital) (see deadlock provisions below);

  to disapprove any transfer of an Investor's Partner Interest (excluding transfers to other Partners);

  intentionally left blank;

  the hiring of any individual who would fill a position as Key Executive;

  the termination of any Key Executive, it being understood that if the Managers representing the General Partner Investors vote in favor of the termination of a Key Executive (with a minimum of 20 votes in favor) then the termination will be considered approved and will be carried out in an orderly business manner. Additionally, the replacement candidate for this position must be approved by an affirmative vote of 45 General Partner Interests (see deadlock provisions below);

  the annual compensation for Key Executives and other employees of the Company whose annual compensation, salary, bonus and other direct fringe benefits exceed Euro 125,000 (see deadlock provisions below);

  the sale or divestment of individual assets of the Company exceeding a value of Euro 2,000,000 unless the sale was anticipated -in the Initial Business Plan or the Annual Business Plan in effect;

  the financing and hedging policies (interest rate and currency exchange rate);

  the proposal for a declaration of dividend or other distributions of earnings or capital to the Partners in accordance with the Charter;

  the adoption of the terms and conditions for issuance of new Partner Interests of the Company, including the decision to issue Partner Interests under an authorised capital clause;

  the issuance of any security instruments including profit certificates, warrants, convertible bonds, limited liability partner interests or general liability partner interests;

  any financing in excess of Euro 2,500,000, excluding trade debts;

  any proposal for the modification of the Charter (such as merger, dissolution, etc.);

  intentionally left blank;

  any proposal to grant discharge to Managers;

  any proposal for the appointment of the Statutory Auditor (see deadlock provisions below);

  any transaction between the Company and any of the Parties and/or their Affiliates in excess of Euro 15,000 or transactions with one party that exceed EURO 250,000 in aggregate in any calendar year as set out in Article 7.1. except if already provided in the approved Initial Business Plan;

  any real estate investments that fall outside the investment guidelines set out in Exhibit M;

  formation of any partnership, joint-venture or other form of profit-sharing agreement (except in connection with real estate investments meeting the investment guidelines set out in Exhibit M);

  granting of personal guarantees or guarantees to third persons in excess of Euro 20,000 except for guarantees for the acquisition of real estate, construction contracts or leases granted in the ordinary course of business;

  permanent delegation of joint and several or joint powers of attorney to any person outside of the ordinary course of business or any change thereof;

  the amendment of the License Agreement or the execution or amendment of any agreement pursuant to which the Company grants intellectual property rights to third parties;

  the creation of new stock option plans or material changes to the existing phantom stock program which result in the issuance of additional shares or which are not incorporated in the operating expenses;

  approval of proposed Exit Events or a Major Capital Event;

  approval of the direct or indirect pledge or encumbrance in any other way of any Partner Interests by any Partner, except as otherwise expressly permitted in Article 4.4.6.

  the granting of exceptions to the non-compete provisions of Article 7.3.2.

  approval to send a Payment Request under Article 4.6.2. if there is an Event of Default under the Required Facility or under any other material financial debt of the Company, until the expiration of the 45 day period following the Board of Manager's Meeting convened as required under Article 4.6.2.

(d) A quorum of 49 votes of the 56 vote total is required for the meetings of the Board of Managers. However, if a meeting is called where a quorum fails to materialize, the chairman shall delay the meeting 24 hours to accommodate the missing Managers, the meeting to be held at the same time (24 hours later) and at the same place. If, when the meeting is reconvened there is still not this quorum, then the meeting may proceed, provided that a Manager who is not present or represented at a meeting of the Board of Managers shall be deemed to have voted against the issues voted at such meeting.

The Managers are allowed to participate at the Board of Managers' meetings by phone, video conference or by proxy given to another Manager.

Invitations for the Board of Managers' meetings shall be sent to all Managers 15 calendar days prior to the date of the meeting, provided that all documentation and materials for such meeting shall be sent at least 8 calendar days prior to the meeting.

      5.1.5. Deadlock

In the event the Board of Managers cannot agree on certain decisions that require resolution they will be resolved in the following manner:

  Appointment of Statutory Auditor

The existing Auditor(s) will remain in place until a replacement auditor can be agreed upon.

  Termination of Key Executives

If a Key Executive needs to be replaced and the Managers cannot agree immediately on his replacement, the Managers representing the Investors shall have the right to appoint a temporary replacement from among the remaining Key Executives until the Board of Managers agrees upon a final replacement.

  Failure to Approve the Annual Business Plan

In the event the Board of Managers is unable to agree on the Annual Business Plan presented by the Company's Key Executives, the Company will operate within the guidelines of the most recently approved Annual Business Plan. The Key Executives in this case, will be responsible for identifying what the potential negative impacts of following such an Annual Business Plan will have on the Company and communicating those impacts to the Board of Managers. The Board of Managers will then make whatever adjustments to the Annual Business Plan considered essential for preserving the viability of the Company and the proper execution of their fiduciary duties.

  Key Executive Compensation

In the event the Board of Managers is unable to agree on the annual compensation of any Key Executive, the Key Executive in question will be offered a continuation of his/her existing package adjusted only for annual inflation index.

      5.1.6. Representation of the Company

The Company shall be duly represented vis-à-vis third parties, either by the Board of Managers acting in concert as a corporate body, or, within the powers of daily management, by the persons of the Company appointed in accordance with Article 5.2. of this Agreement and the Charter. Individual General Managers shall not be authorized to bind or represent the Company, except for SSC Benelux Inc. and ESS and except as set out in Article 8.3.2.1.. The other General Managers shall only be authorized to bind or represent the Company if acting jointly with SSC Benelux Inc. or ESS. For acts within the limits of their specific powers, the Company is also validly represented by special representatives.

5.2. Daily Management

The Investors will be relying on the Key Executives to continue to carry out the management of the Company and the Business Plan with the same care and diligence as they have done prior to signing this Agreement. Without prejudice to any other provision of this Agreement, all Parties to this Agreement acknowledge that many aspects of/and assumptions in the Initial Business Plan have yet to be fully tested, are subject to economic, market and other conditions. Actual results could vary significantly from those projected in the Initial Business Plan.

The Board of Managers will delegate the daily management of the Company to one or more Managers. The Managers having powers of daily management may also in the course of their duties confer special powers on one or several persons of their choice.

The Parties undertake that on the Closing Date SSC Benelux Inc. and ESS, represented by respectively David Grant and Patrick Metdepenninghen, be appointed by the Board of Managers as Executive General Managers entrusted with the daily management of the Company. They can individually confer special powers to third persons. These special powers cannot include any transactions for which an approval of the Board of Managers is required in accordance with Article 5.1.4 (b) or (c).

For transactions of less than EURO 25,000, the Company or its Subsidiaries can be represented by an attorney in fact. For any transaction between EURO 25,000 and 150,000, the Company or its Subsidiaries can be represented by two attorneys-in-fact, of which at least one needs to be part of the Key Executives. For any transaction exceeding EURO 150,000, the approval of an Executive General Manager is required, either as a direct representation or by a specific proxy given to a person who is part of the Key Executives. The final approval of a development project by the Real Estate Committee, as evidenced by the signed minutes, is considered as a proxy by the Executive General Managers to close the purchase and construction agreements contemplated therein.

5.3. Partners' Meeting

Partners' Meetings are presided over by the Chairman of the Board of Managers or, in his absence, by a Partner designated by his colleagues, or by a person present at the meeting designated by the meeting. The chairman of the meeting appoints a secretary.

The minutes of the Partners' Meetings are signed by the Chairman, the secretary and the Managers present, and by the Partners who so request. These minutes are kept in a special minute book. Powers of attorney given for the meeting are annexed to the minutes of such Partners' Meeting.

Each General or Limited Liability Partner Interest shall carry one vote and each 3.65 Profit Certificates shall carry 1 vote, subject to the restrictions set forth in Article 4.6.3. and 4.6.6. Any abstention is to be considered as a vote against the motion.

In all cases, unless the law or the Charter provides otherwise, all decisions are made by a majority of the votes cast.

The subject of the decision to be taken must have been specified in the notice for the meeting and at least one-half of the Partner Interests must be present or represented. If this latter condition is not met, a new meeting must be called which will validly decide, regardless of the number of Partner Interests present or represented.

Resolutions on the following matters shall require a majority of 75% of the votes cast attached to the Partner Interests and in addition, a majority of 51% of the votes cast attached to the General Partner Interests, without prejudice to the requirements of any other attendance and majority rules prescribed by the CLCC:

  capital increases (through the issuance of new Partner Interests of the company) or capital reductions. The exclusion of preferential subscription rights in connection with capital increases or the issuance of warrants;

  the disposal, redemption or encumbrance of Partner Interests held by the Company;

  any modification of the Charter (such as merger, dissolution, etc.);

  any change in the number of Managers;

  the substitution of the Statutory Auditor;

  a declaration of dividend or other distributions of earnings or capital;

  any modification of the remuneration of the Managers;

  the liquidation of the Company and the appointment and termination of the powers of the liquidator(s).

The Partners shall at all times use their voting rights in the Company and take all other steps that are within their power to procure that full effect is given to the terms of this Agreement.

5.4. Financial Information and Accounting

The Company shall supply, and the Existing Partners shall ensure so, each of the Partners with the following information:

  no later than each November 1 (beginning November 1, 2000) , a first proposal of an Annual Business Plan for the following year, including detailed notes, it being understood that the Company shall supply all proposed revisions to such draft by December 10;

  as soon as practicable (and in any event within four months after the end of each financial year), the consolidated Financial Statements of the Company and the Subsidiaries for that year both on a country and a consolidated basis;

  as soon as practicable (and in any event within 30 days after the end of each calendar quarter), the quarterly management accounts both on a country and a consolidated basis substantially in the form as attached hereto as Exhibit_P (should include reporting on intragroup transactions) provided that the parties agree that the aforementioned financial and accounting information shall be supplied, for the first time, by November 15th, 1999; and

  such other financial or management information as a Partner may from time to time reasonably request.

All financial information shall be prepared in accordance with US GAAP and only on an annual basis in accordance with local mandatory accounting requirements. In the event any Investor would require the accounts to be drawn in accordance with any other accounting standards, the Company shall prepare the same provided the Investor bears all costs and expenses (including management time and employee costs) relating thereto.

The Company shall further ensure that each Subsidiary shall keep proper accounting records prepared in accordance with US GAAP.

5.5. Auditors

      5.5.1. Statutory Auditor of the Company

      The Parties acknowledge that Deloitte & Touche shall continue its current mandate as Statutory Auditor of the Company which expires at the annual Partners' Meeting approving the annual accounts as per December 31, 2000.

      5.5.2. Independent Auditor appointed at the request of the Investors.

        If the Investors have causes of serious concern as regards the management of the Company, they shall submit such concern promptly after having become aware thereof to the Board of Managers. If the Board of Managers does not answer such questions of the Investors to the latter's satisfaction within one month after the request thereto, and if the causes of serious concern remain, the Investors shall have the right to appoint a different independent auditor as set out hereafter. Such appointment needs the prior approval of the Board of Managers deciding by 11 votes and of a minimum of 2 Managers.

        After having received the approval of the Board of Managers, the Investors can appoint an independent auditor (the "Auditor") who subject to appropriate confidentiality obligations shall be allowed access during the normal working hours to the Company's registered office to examine the concerns of the Investors; his mandate shall be limited to an examination of the concerns as submitted to the Board and shall be limited in time. The Auditor shall be an independent, reputable audit firm in the business of providing such auditing services

        Any such verification shall be within the limits of reason and shall not unnecessarily interrupt normal business activities of the Company.

        All costs and expenses of the Auditor shall be borne by the Investors and the Investors shall advise the Board of Managers of the results of the audit. If the outcome of the audit does justify the serious concerns of the Investors, the Company will reimburse the Investors for the cost of their investigation.

ARTICLE 6 - CLOSING

6.1 The Closing shall take place on or before October 6, 1999 in the offices of De Bandt, van Hecke, Lagae & Loesch, Brussels, unless otherwise agreed upon between the Parties in writing in accordance with this Agreement.

6.2 The following shall take place (or, to the extent that any of the documents referred to in this Article 6.2 shall have been executed prior to the Closing, shall be deemed to have taken place upon presentation of sufficient evidence of such execution) at the Closing:

  confirmation of the fulfilment of the Conditions Precedent as set out in Article 3.1;

  capital increase as referred to in Article 4.2;

  issue of the Warrants by the Company and subscription to such Warrants by the Existing Partners in accordance with Article 4.5;

  issue of the Profit Certificates by the Company, subscription to such Profit Certificates by the Limited Liability Partner Investors in accordance with Article 4.6, and paying up of the Profit Certificates in an amount not less than the greater of Euro 10,000,000 or 50% of the Initial Advance as defined in the Required Facility;

  modification of the Charter of the Company in order to bring it in accordance with the text set out in Exhibit A;

  closing of the Initial Advance under the Required Facility and payment of such Initial Advance into the account of the Company;

  the payments and confirmation referred to in Article 4.9;

  the appointment by the Board of Managers of SSC Benelux Inc. and ESS as Executive General Managers as set out in Article 5.2.

Each of the above Closing steps shall be subject to the completion of the other steps and shall be deemed to occur simultaneously at Closing.

The Parties shall commit all such further acts and execute all such further documents, and shall procure that the Company and the Subsidiaries commit all such further acts and execute all such further documents, as shall in the opinion of the Parties be necessary to fully implement the various undertakings set forth in this Agreement.

ARTICLE 7 - BUSINESS

7.1. Services rendered by the Partners and their Affiliates

From time to time the Company may call on Shurgard for various services including training, marketing materials, provision of personnel working directly for the Company, technology, etc.. Such services will be paid by the Company at Shurgard's cost and shall not require the approval of the Board of Managers except as in accordance with 5.1.4.(c).19.

The Partners shall not charge the Company for the monitoring or management of their investment.

7.2. Management of the Subsidiaries

In order to facilitate the management of the Subsidiaries, the Parties shall ensure that the Company be directly or indirectly involved in the board of directors or the equivalent corporate body in each of the Subsidiaries.

The Parties shall ensure that any and all voting requirements, as those set forth in Article 5.1.4. shall be implemented and applicable mutatis mutandis, with respect to any and all of the Subsidiaries.

If any decisions at the level of the Subsidiaries fall within the list of decisions set out in article 5.1.4. requiring a special majority, they shall first be presented to the Board of Managers which shall decide in accordance with the provisions set out in article 5.1.4.

7.3. Confidentiality and non-compete covenants of the Partners

      7.3.1. Confidentiality

The Parties received during the negotiations leading to the execution of this Agreement and shall receive, during the term of this Agreement in their capacity as Manager and Partner, Confidential Information.

Subject to the provisions of Article 7.3.3. below, the Investors, the Existing Partners , AIG, CSFB (Europe) Ltd., Deutsche Bank and FII each undertake to keep the Confidential Information confidential and, in particular:

  to exercise in relation to the Confidential Information no lesser security measures and degree of care than those which they apply to their own confidential information of a similar nature; and

  not to use the Confidential Information for any purpose other than for the proper execution of this Agreement; and

  not to disclose the Confidential Information to another person except that:

    the Investors may disclose the Confidential Information to the employees of their respective Real Estate Investment Groups and others within their institutions and third parties to the extent needed to enable the Investors to execute this Agreement or manage their investment, or in connection with an offering of Partner Interests to prospective purchasers in compliance with Article 4 provided appropriate confidentiality letters are obtained from such prospective purchasers.

    the Existing Partners and the Investors may disclose the Confidential Information if disclosure is required by law, by a court of competent jurisdiction or by another appropriate regulatory body and for any internal reporting and regulatory requirements.

This confidentiality obligation shall be for as long as such Partner is a Partner in the Company and for a period of two (2) years after the date on which it ceases to be a Partner.

Notwithstanding the above, the Investors shall be authorized to communicate information to third parties about their investment in the Company at the occasion of private placements or other financial transactions in the ordinary course of their business as long as appropriate confidentiality letters are obtained from the third parties.

      7.3.2. Non-compete covenants

The following non-compete covenants shall apply to each Existing Partner, each Investor and each Real Estate Investment Group, it being understood that the compliance of each Real Estate Investment Group with the following non-compete covenants is guaranteed by each such Real Estate Investment Group's related Limited Liability Partner Investor.

The above Parties undertake that they shall not partake in the activities listed below at any time whilst they are Partners, whether directly or indirectly, and for a period of 12 months after the date on which they cease to be a Partner :

  solicit or endeavour to entice away from or discourage from being employed by the Company or its Subsidiaries any person who is an officer or employee of the Company or its Subsidiaries, whether or not such person would commit a breach of contract by reason of leaving services; or

2. compete directly (i.e. manage, develop or own self storage centers) or invest in or provide equity or make equity-linked investments in any way in a Competitor doing business in Western Europe, provided that :

(i) they may acquire a direct interest in an entity ("Target Entity") that already has existing self-storage operations as part of its overall consolidated business if they can demonstrate that the Target Entity's self-storage activities in Western Europe are a relatively minor component of its consolidated business. The Partners agree that the test for determining if the self-storage business is truly a minor part of the Target Entity's overall business is as follows: determine the total annual revenues generated by the self-storage business and multiply it by the % ownership the Target Entity holds in such business. The product of this calculation represents the Target Entity's annual self-storage revenues for purposes of this test. If the Target Entity's annual self-storage revenues represent less than 30% of the Target Entity's total consolidated annual revenues then the Investor may proceed to make its investment in the Target Entity; and that

(ii) they shall be allowed to buy stock in publicly traded companies which compete with the Company or its Subsidiaries in the Business.

The Investors, the Real Estate Investment Groups and the Existing Partners shall only be allowed to invest in Competitors pursuant to the exception set out in (ii) above if their shareholding in such Competitor represents a minority interest, they do not participate in the management or strategy decisions of such company and do not use any Confidential Information to the benefit of such Competitor.

The Board of Managers deciding by a majority as set out in 5.1.4.(c) can grant the Investors and the Existing Partners exceptions to the non-compete obligations set out herein.

The foregoing non-compete obligations shall automatically terminate at the earlier of the end of the 12 month period mentioned above or for any Partner that ceases to be a Partner after the Longstop Date, at the date such Partner ceases to be a Partner.

Each Party acknowledges and agrees that the above non-compete covenants shall apply only to the relevant Real Estate Investment Groups and shall not apply to any other department, division, Subsidiary or Affiliate of the Investors.

      7.3.3. Sanctions

      The Parties acknowledge that the provisions of Articles 7.3.1 and 7.3.2. are reasonable and necessary to protect the legitimate interests of the Company, its Subsidiaries and the other Partners and that any violation of such provisions will result in damage to the Company, its Subsidiaries or the Partners for which relief and damages may be sought under the general principles of Belgian law.

      The Parties each agree that any such suit for damages shall, in the event of a breach by AIG, CSFB (Europe) Ltd., Deutsche Bank or FII, be brought only against such breaching Party's related Limited Liability Investor and not against such breaching Party.

      In addition to the above, if arbitration between the Company and a Partner defaulting under the abovementioned non-compete covenants determines a material breach of such non-compete covenants then (i) if the Defaulting Partner is an Investor, such defaulting Partner shall lose its Preference Rights effective as of the date such Defaulting Partner breached such covenant and (ii) if the Defaulting Partner is an Existing Partner, then Earned Capital, as defined in Article 4.8.1, and the distributions of Earned Capital to such Defaulting Partner, shall be reduced by an amount equal to the product of (i) the percentage such Defaulting Partner's Partner Interest bears to the Partner Interests of all Existing Partners and (ii) EUR 40,000,000.

      If any of the provisions of this Article shall ever be deemed to exceed the time, geographic or other limitations provided by the law applicable, they shall not be nullified but automatically reformed to conform with the maximum permitted by applicable law.

      ARTICLE 8 - MAJOR CAPITAL EVENT - EXIT EVENT - LONGSTOP DATE

      8.1. Major Capital Event

      8.1.1 It is the intention of the Partners to realise a Major Capital Event prior to the Longstop Date to allow for further expansion of the Business and the possibility for the Partners to achieve a partial sale of their Partner Interests.

      8.1.2. The Preference Rights of the Investors shall terminate upon the occurrence of a Major Capital Event.

      8.2. Exit Event

      8.2.1. It is the intention of the Partners to realise an Exit Event prior to the Longstop Date.

      8.2.2. An Exit Event must be approved by the Board of Managers and implemented in accordance with the transfer restrictions set out in article 4.4.

      In the event that a decision is taken in favour of such Exit Event, the Parties undertake to take all steps and shall ensure that all steps are taken as required in the proposal approved by the Board of Managers.

      In the event of an approved Trade Sale, all Partners agree to sell all their Partner Interests at such price and upon such terms as approved by the Board of Managers, it being understood that all Partner Interests shall be transferred at the same conditions.

      The Longstop Date Rights and Preference Rights of the Investors shall terminate upon the occurrence of an Exit Event.

      8.3. Longstop Date Provisions

      8.3.1 Longstop Date

      The Company will have until the Longstop Date to obtain all necessary approvals for and to complete an Exit Event; provided; however, if the Board of Managers has approved an Exit Event prior to the Longstop Date, it can authorise the implementation thereof to be completed within a reasonable period of time after the Longstop Date; and provided further, during the implementation of an Exit Event no Partner shall do anything which could adversely affect the Company's or the Partners' ability to implement the Exit Event nor take any action which could violate any obligations of the Company or of the Partners, including but not limited to confidentiality or exclusivity.

      8.3.2 Longstop Date Rights

      In the event that an Exit Event is not realised before the Longstop Date, then each Investor shall have the right (the "Longstop Date Right") to try to obtain an Exit Event pursuant to the following provisions.

      8.3.2.1 An Investor wishing to obtain an Exit Event shall notify (the "Longstop Notice") all Partners and the Board of Managers of its intention to commence an Exit Event and shall include with such Longstop Notice a list of three reputable investment banks (unaffiliated with any Partner). Upon receipt of the Longstop Notice, the Investors (by simple majority vote of their General Partner Interests) shall, within 15 Business Days select one investment bank from such list which the Company shall thereafter engage to value the Partner Interests (the "Value"). The selected investment bank must present the Value and supporting analyses to the Board of Managers and the Partners within 90 days from the date of its engagement (the "Presentation Date").

      After the date that an Investor has delivered a Longstop Notice to the Board of Managers, the other Investors can no longer trigger any other Exit Event.

      8.3.2.2 Each Partner shall have a pre-emptive right to acquire the Company at a purchase price equal to the Value. Any Partner wishing to exercise its pre-emptive right shall notify the Board of Managers in writing of such election within 15 Business Days following the Presentation Date. If only one Partner exercises its pre-emption right, then the Board of Managers shall work with the investment bank to sell the Company to such Partner at the Value. If more than one Partner exercises its pre-emption right, the Board of Managers shall work with such Partners as to the number of Partner Interests to be purchased by each Partner. In the event that the Board of Managers and the Partners fail to reach an agreement, the purchase shall occur on a prorata basis. The sale of the Company to a Partner(s) exercising its pre-emptive right shall close as quickly as possible and no later than 180 days after the Presentation Date.

      8.3.2.3 In the event that the Company is not sold to a Partner(s) pursuant to the provisions of article 8.3.2.2, the Company shall work with the investment bank to arrange and close an Exit Event at a price which is no more than 5 % less than the Value. If the Exit Event has not occurred within 270 days after the Presentation Date, then, unless the Board of Managers otherwise unanimously agrees, the Company shall be liquidated in an orderly manner pursuant to a liquidation plan proposed by the Investors.

      8.3.3 Expenses in connection with an Exit Event

      All expenses incurred in connection with the Exit Event shall be borne by the Company to the extent permitted by applicable law.

      8.3.4 Suspension of Longstop Date Right

      If no Investor has exercised its Longstop Date Right within one year following the Longstop Date, each Investor's Longstop Date Right shall be suspended for a period of three years after which the procedures described in this Section 8.3. may again be invoked by any Investor.

      8.3.5 Change of Control of Shurgard

      In case of a change of control in Shurgard meeting the definition below, the Investors will, at their sole discretion and based upon an agreement of a majority of the General Partner Interests held by the Investors, have the immediate right to accelerate the Longstop provisions outlined in article 8.3.

      A change of control is defined as (i) a successful acquisition of more than fifty percent (50%) of the stock of Shurgard by any party not approved by the Board of Directors of Shurgard, or (ii) during any twelve (12) month period, the replacement of more than half of the incumbent Board members with people nominated other than by the incumbent Board.

      8.4. Liquidation of the Company

      A liquidation of the Company needs to be approved by the Board of Managers and in the Partner's Meeting and shall be carried out in accordance with the requirements of the CLCC.

      Each General Partner shall be entitled to propose the appointment of one (1) liquidator for the liquidation of the Company, who shall have the same number of votes as such General Partner. The Parties guarantee and undertake to procure that the liquidators in carrying out the liquidation of the Company shall strive at obtaining the best result possible for all Parties.

      In connection with such liquidation, the liquidators shall first satisfy all outstanding third party debt and thereafter follow the distribution provisions provided in Article 4.8.

      8.5. Allocation of Sales Proceeds

      In general, all sales proceeds resulting from a sale or liquidation of the Company are to be dispersed in accordance with the Partner Interests held by each Partner in the Company. In the event the Preference Rights are still in effect, the proceeds allocation outlined in Article 4.8. shall be followed.

      ARTICLE 9 - UNDERTAKINGS AND COVENANTS

      9.1. US Tax Filings

      The Company will prepare and file all information returns, and reports necessary for United States tax reporting purposes, including providing the information to the Investors as necessary for them to file their tax returns. In connection therewith, the Parties agree that for US tax purposes, all items of the Company's income, loss, deductions and credits shall be allocated according to the Partners' ownership interests in the Company on a fully diluted basis.

      9.2. Disclaimer

      Each Investor, for itself and its Affiliates, hereby agrees and represents to each other Investor that it has not relied, and shall not be entitled to rely, in any manner whatsoever, on any information provided to it prior to the Date of Closing by an Investor or Affiliates (the "Investor-prepared Information"). Each Investor, for itself and its Affiliates, hereby waives any claim of any kind, whether known or unknown, it may now have or hereafter have against an Investor or its Affiliates in connection with or arising from any Investor-prepared Information.

      9.3. Managers' Insurance

      The Parties agree to cause the Company to put in place directors' insurance for all Managers satisfactory for the Investors before the end of 1999, and to the extent possible - with retroactive effect as of the Closing Date.

      9.4. Existing Partners Guarantees

      9.4.1. Balance Sheet

The Existing Partners prepared a consolidated balance sheet for SSC Benelux & Co and RECOM as of June 30, 1999 that was attached to the original Term Sheet signed between the Parties on July 20,1999 and attached hereto as Exhibit K (the "Balance Sheet"). The Balance Sheet reflects, among other things:

  the net current assets of the Company (defined as taking the total of cash, other assets, amortizable assets, minus accounts payable, accrued real estate taxes, other accrued expenses and other liabilities in Exhibit K (the "Net Current Assets")) as of June 30,1999 which were stated as Euro 177,288 (the "Estimated NCA Amount").

  as detailed in Exhibit K, certain self-storage facilities, or portions thereof, which either will be completed after June 30, 1999, or which the Company had in operation as of June 30, 1999 (each defined as a "New Construction Project" and including without limitation, the anticipated size, the "Estimated Completion Size", of each New Construction Project expressed in net rentable square meters and the estimated total cost shown in column B of Exhibit K (the "Estimated Completion Cost") to complete each New Construction Project).

  a list of each of the undeveloped land assets (each a "Land Asset") owned by the Company as of June 30, 1999 and the estimated value of each such Land Asset (together the "Estimated Land Value").

The sum of: (i) the Estimated NCA Amount, (ii) the Estimated Completion Costs, and (iii) the Estimated Land Value, will be defined as the "Guaranteed Amount".

The books and records of the Company will be reviewed / audited as contemplated in Article 9.4.4. The purpose of such review / audit will be to determine: (i) the audited Net Current Assets of the Company as of 6/30/99 (the "Audited NCA Amount"), (ii) the actual completion costs (the "Actual Completion Costs") of the New Construction Projects (as adjusted according with Article 9.4.2 (b)), and (iii) the Actual Sales Proceeds of the Land Assets (as defined in Article 9.4.2(a)below).

The sum of the differences between: (i) the Estimated NCA Amount minus the Audited NCA Amount; (ii) the Actual Completion Costs minus the Estimated Completion Costs; and (iii) the Estimated Land Value minus the Actual Sales Proceeds will be defined as the "Total Variance Amount".

      9.4.2. Computations

  For the purpose of this Article, the "Actual Sales Proceeds" will include the sum of: (i) the aggregate sales proceeds realised by the Company upon the sale of each Land Asset net of all transaction costs (and excluding taxes) associated with such sale, and (ii) the aggregate income received by the Company from each Land Asset from July 1, 1999 through its date of sale, less the aggregate amounts expended by the Company in connection with each Land Asset from July 1, 1999 through its date of sale (not including interest). Any Land Asset that remains unsold as of September 30, 2000 shall be independently appraised to determine value for purposes of this computation.

  For the purpose of determining the Actual Completion Costs of the New Construction Projects, the following adjustments will be applied:

    If upon completion, the net rentable square meters (the "Actual Completion Size") of a New Construction Project is smaller or larger (in terms of square meters) than its Estimated Completion Size, then the Estimated Completion Cost shall be adjusted to reflect such increase or decrease in size. The increase or decrease will be determined by multiplying the average direct construction cost per square meter for such New Construction Project (i.e. the Estimated Completion Cost divided by the Estimated Completion Size) times the Actual Completion Size;

    Construction cost overruns due solely to force majeure events shall not be included in Actual Completion Costs; and

    Capital expenditures made on projects in the normal course of business and not in connection with the construction of a New Construction Project shall not be included in Actual Completion Costs.

  Exhibit K was prepared in conjunction with the Interim Financial Statements and reflects adjustments made to the Balance Sheet. Any proposed adjustment to the Estimated NCA Amount that has already been reflected as a reduction in - Col. B (Estimated Completion Cost) of Exhibit K will be ignored for purposes of the calculation of the Liability Amount as defined hereafter

      9.4.3. Extent of Existing Partners Liability.

      The Existing Partners shall be liable to pay to the Company the amount by which the Total Variance Amount exceeds 2% of the Guaranteed Amount (the "Liability Amount"), as determined pursuant to Article 9.4.4. below. .

      9.4.4. Procedure for calculation of Existing Partners Liability

        9.4.4.1 Initial Review

  The Company shall procure that an initial review and a preliminary determination of the extent of the liability of the Existing Partners as determined under Article 9.4.3.1 above shall be undertaken by the Company's auditors in conjunction with their audit of the Company's books for the period ending December 31, 1999.

  No later than 10 days after the receipt by the Company of the reviewed accounts, the Company shall deliver to the Investors the special report of the auditors, including a certificate of the Company Auditors highlighting and explaining any revisions to the Balance Sheet and computing the Liability Amount pursuant to the provisions of Article 9.4.1. through 9.4.3.1. to the extent then ascertainable.

        9.4.4.2 Final Review.

  The Company shall procure that a final review shall be undertaken by the Company's auditors in conjunction with their review of the Company's books for the period ending September 30, 2000, whereby the auditors will issue a report (the "Final Report") setting forth the Liability Amount. The Final Report shall be completed on or before November 30, 2000.

  No later than 30 days after the receipt by the Company of the Final Report, the Existing Partners shall (i) pay the Liability Amount to the Company and (ii) deliver the Final Report to the Investors.

  The Final Report shall be deemed to be accepted by the Investors and shall be conclusive for the purposes of any adjustment except to the extent, if any, that the Investors shall have delivered, within thirty (30) days following receipt of the Final Report, a written notice to the Existing Partners stating each and every item to which the Investors take exception, specifying in reasonable detail the nature and extent of any such exception.

If a change proposed by the Investors is disputed by the Existing Partners, then the Existing Partners and the Investors shall negotiate in good faith to resolve such dispute. If, after a period of thirty (30) days following the date on which the Investors give the Existing Partners notice of any such proposed change, any such proposed change still remains disputed, then the Existing Partners and the Investors hereby agree that they shall appoint by mutual agreement a reputable international audit firm to be represented by a "réviseur d'entreprise / bedrijfsrevisor" (the "Accounting Firm") which shall resolve any remaining disputes; if Parties can not agree upon the identity of the Accounting Firm within 30 days after the expiry of the above mentioned period of 30 days, such firm shall be appointed by the chairman of the Belgian Institute of Reviseurs d'Entreprise at the request of any Party.

The Accounting Firm shall act as an arbitrator to make a determination with respect to the issues that are disputed by the parties, based on presentations by the Investors and the Existing Partners, and by independent review of the Accounting Firm if deemed necessary in the sole discretion of the Accounting Firm, which determination shall be limited to only those issues still in dispute. The decision of the Accounting Firm shall be final and binding. The Accounting Firm shall also determine, taking into account the outcome of the arbitration, the proportions in which the Parties shall bear all or part of the fees and expenses of the Accounting Firm relating to the above arbitration.

        9.4.4.3 Residual Review.

        Although the review provided for in Article 9.4.4.2 above is intended as the final review, if such final review cannot finally determine the Liability Amount (for example, because the Company auditors do not have all materials or knowledge of circumstances necessary therefor), then the Investors may, no later than 30 days after the receipt of such Final Report demand that the Company procure a residual report and review ("Residual Review") on mutatis mutandis the same terms as 9.4.4.2.(c), such report to be delivered to the Investors no later than 30 days after the relevant information can be determined. In the event it is determined from this residual review that additional amounts are owed by the Existing Partners under this guarantee, such payment will be made no later than 30 days after receipt of the report.

        9.4.4.4 Adjustments to be made to all Determinations.

All determinations to be made pursuant to this Article 9.4 shall be made in accordance with US GAAP or, where more appropriate, using established Company policy as approved by the Investors.

      9.4.5. Waiver

      For the avoidance of doubt, the obligations of the Existing Partners under Article 9.4., whether or not benefiting the Company, are nonetheless also for the benefit of the Investors and such obligations may not be waived or compromised by the Company without the prior written consent of the Investors.

      9.4.6. Taxes

The Parties will cooperate to assure that the payment of the Liability Amount will be accomplished in a tax-efficient manner.

ARTICLE 10 - REPRESENTATIONS AND WARRANTIES

10.1. Representations and Warranties

The Existing Partners represent and warrant that the representations made and the warranties given to the Investors, as set forth in Exhibit D to this Agreement are true and accurate on both the Date of this Agreement and on the Closing Date, with the intention that the Investors may rely upon such Representations and Warranties in entering into this Agreement and consummating the transactions contemplated thereby.

The Representations and Warranties are qualified by reference to those matters fully and fairly disclosed in this Agreement or in the Disclosure Letter attached as Exhibit B to this Agreement.

10.2. Survival of Representations and Warranties

10.2.1. Subject to the provisions hereafter, any claim by the Investors under the Representations and Warranties has to be introduced before the expiration of a period of 24 (twenty four) months following the Closing Date.

10.2.2. Nothwithstanding Article 10.2.1., any claim by the Investors under the Representations and Warranties relating to environmental, tax or social security issues has to be introduced before the earlier of the date of an Exit Event or December 31, 2005.

10.3. Representations and Warranties given by the Investors

Each Investor represents and warrants that its representations made and the warranties given to the Existing Partners, as set forth in Exhibit N to this Agreement are true and accurate on both the Date of this Agreement and on the Closing Date, with the intention that the Existing Partners may rely upon such representations and warranties in entering into this Agreement and consummating the transactions contemplated thereby.

10.4. Survival of Representations and Warranties given by the Investors

Any claim by the Existing Partners under the representations and warranties given by the Investors has to be introduced before the expiration of a period of 24 (twenty four) months following the Closing Date.

ARTICLE 11 - DAMAGES - INDEMNIFICATION

11.1. Subject to the conditions and limitations set out herein the Existing Partners (the "Indemnifying Party") shall indemnify each Investor (the"Affected Party") for all damages and liabilities ("Damages") which the Company or its Subsidiaries suffer (including a diminution in the value of the Company and its Subsidiaries on a going concern basis as of June 30, 1999 excluding any loss of opportunities) as a result of a breach or inaccuracy of any of the Representations and Warranties.

In addition to the foregoing, and subject to the conditions and limitations set out herein, the Indemnifying Party shall also indemnify the Affected Party for any reasonable legal costs incurred by the Affected Party to exercise its rights under Article 11, but only to the extent the claims filed by the Affected Party are upheld by the arbitrators referred to in Article 14.8. In order to compute the Damages, only the net cost for the Company and its Subsidiaries (after tax basis) shall be taken into account.

The Affected Party may opt to have the Indemnifying Party indemnify either the Affected Party or the Company in lieu of the Affected Party, provided that if the Damages have to be paid to the Affected Party, they shall be in proportion to the percentage of the Affected Party's direct or indirect shareholding in the Company at the time the breach occurred; in order to compute this shareholding the Partner Interests owned by such Affected Party shall be taken into account as well as the effect of the Warrants if they are exercised already, or if this is not the case, the effect of the Warrants as if they would have been exercised at that time.

11.2. Claims by the Affected Party against the Indemnifying Party under this Article 11 shall be asserted and resolved as follows :

  The Affected Party shall, within one month after its discovery or knowledge of the matters on which the claim may be based and, subject further to the time limits contained in Article 10.2. send to the Indemnifying Party a claim notice notifying the Indemnifying Party of the discovery of such matter (a "Claim Notice").

  If the Indemnifying Party disputes such claim, the Parties shall use their reasonable efforts to resolve such dispute and, in the absence of any resolution within nine (9) months from the receipt of the initial Claim Notice, such dispute shall be submitted to arbitration in accordance with Article 14.8.

  The Affected Party (I) shall allow the Indemnifying Party and its accountants and legal and other advisers to investigate the matter alleged to give rise to a claim and (II) shall give such assistance permitted by law or regulations to which the Affected Party is subject as the Indemnifying Party or its accountants and legal and other advisers may reasonably request, including access to and copies of any relevant documents, books of accounts, records or other information.

  If the claim is the result of, or in connection with, a claim by or liability towards a third party, the Affected Party shall not compromise or settle the claim without the prior written consent of the Indemnifying Parties and the other Affected Parties, not to be unreasonably withheld. The Affected Party, if so requested and indemnified by the Indemnifying Party against all costs, liabilities and expenses which may be incurred by the Affected Party as a result of such action, shall take such action as may be reasonably requested by the Indemnifying Party to avoid, dispute, resist, appeal, compromise or settle such claim or liability subject however to any laws or regulations the Affected Party may be subject to.

  If an Affected Party becomes aware of a matter that may give rise to a claim against the Indemnifying Party, it shall take all reasonable measures and make all reasonable efforts to avoid, reduce or mitigate any loss or liability which might give rise to a claim against the Indemnifying Party

  For the purposes of paragraphs (b), (c) ,(d) and (e) above, the Affected Party, shall cooperate to the extent possible, that the Company takes the same action as that which may be required by the Indemnifying Party, in order to mitigate Damages.

11.3. The validity of Claims filed by the Affected Party against the Indemnifying Party under this Agreement is subject to the following :

  Any claim has to be introduced through a Claim Notice filed in accordance with Article 11.2 (a) within the time limits contained in Article 10.2;

  Any claim filed in accordance with the provisions of paragraph (a) above shall lapse and become unenforceable unless arbitration proceedings in respect of such claims have been formally requested by the Affected Party against the Indemnifying Party prior to the expiration of the nine (9) month period mentioned in Article 11.2 (b), or the parties have agreed in writing differently.

  Except as provided for in clause (d) or as specified in Article 11.7, the Indemnifying Partners will only be liable :

    For any single claim resulting in an obligation for the Existing Partners to indemnify more than Euro 100,000; and

    If the aggregate of all claims exceeding Euro 100,000 for which the Existing Partner would be liable does exceed an amount equal to Euro 700,000 provided that if the Damages would exceed such amount, the Existing Partners shall be liable for the entire amount and not merely for the sum exceeding Euro 700,000.

    Both requirements set out under (i) and (ii) have to be cumulatively satisfied.

    The total amount of Damages payable by the Indemnifying Party in respect of breaches or inaccuracies of the Representations and Warranties shall in no event exceed in the aggregate for all Existing Partners jointly the amount of Euro 122,000,000

(d) The Indemnifying Party shall not be liable to any Investor for any of the following:

(i) damages incurred by the Company and covered by insurance, but only to the extent of such cover and payment made within 12 months after the breach, it being understood that the cost of recovery shall be borne by the Indemnifying Party and it further being understood that if payments are received by the Company after said 12 month period, the corresponding amount of the Damages shall be adjusted and the amount of Damages which were paid in excess shall be forthwith repaid by the Company to the Indemnifying Party;

(ii) damages in respect of which the Company has a right of recovery against a third party only to the extent of effectively having received a payment within 12 months after the breach, unless the Indemnifying Party is subrogated in such right by the Company, as the case may be, and it being understood that if payments are received by the Company after said 12 months period, the amount of the Damages shall be adjusted and the corresponding amount of Damages which was paid in excess shall be forthwith repaid by the Company to the Indemnifying Party;

(iii) damages relating to matters resulting from any of the following occurrences taking place after the Closing Date:

1) any negligent action, omission or transaction by any Investor (other than in its position as Manager), in respect of the matter under consideration;

and

2) any change in any laws, rules, regulations or administrative practices or any tax increases resulting from such change.

(iv) #9; if and to the extent that a provision or reserve was made in the Interim Financial Accounts for the matter to which the claim relates or such matter was mentioned in the notes to such accounts.

11.4. For the avoidance of doubt, it is specified that :

(a) except as provided in Article 11.7, the Investors shall not be entitled to make any claim in respect of any matter fairly and completely disclosed in the Agreement and/or the Disclosure Letter; and

(b) the fact that a Due Diligence was carried out prior to the signing of this Agreement does not limit the right of the Investors under Article 11, it being understood that on the basis of the information the Investors obtained during the Due Diligence, the Investors are not aware at the Date of Signature of any claim against the Existing Partners under the Representations and Warranties subject to article 11.7. hereafter; and

(c) the Existing Partners shall only have to indemnify the Investors, the Company or the Subsidiaries once in respect of the same Damages and the Investors shall not be entitled to claim indemnification more than once in respect of one or more decrease(s) in value or one or more increase(s) in liabilities resulting in the same Damages; and

(d) the Existing Partners shall be jointly and severally liable for any Damages; and

(e) the Damages owing to the Affected Party, the Company or the subsidiaries herein shall, as the case may be, be reduced by (a) any indemnification effectively received by the Company from a third party in respect of facts or circumstances which have given rise to Damages, and (b) the excess, if any, of (i) any cash amounts effectively paid to the Company or the Subsidiaries in respect of facts of circumstances having arisen prior to the date hereof and (ii) in respect of which a provision has been made in the Interim Financial Accounts over such provision.

11.5. The rights of the Affected Party to claim indemnity under this Article 11 shall be the sole remedy of the Affected Party under this Agreement with respect to a breach of the Representations and Warranties, to the exclusion of and any cancellation or termination of this Agreement, except if otherwise provided for in this Agreement

11.6. Any sums due by the Indemnifying Party to the Affected Party under this Article 11 shall be deemed to be due and payable twenty (20) Business Days (I) after the agreement of the Parties as to the amount due and payable or (II) failing any agreement, after the final determination of such amount pursuant to arbitration as provided in Article 14.8. Any sums unpaid on their due date shall bear interest from the due date until the date of full payment, at a rate equal to Eurobor market rate plus 8%.

11.7. (a) The provisions of Sections 11.1. - 11.6. above shall apply to the indemnification for the issues covered in this Article 11.7. (the "Special Issues") except for Article 11.4.(a) and except as specifically otherwise provided in such Articles 11.1. - 11.6. or in this Article 11.7. The Indemnifying Party's obligation to indemnify pursuant to this Article 11.7. shall be unaffected by any disclosure made by the Existing Partners against the Representations and Warranties.

(b) Regardless of whether or not a breach exists under Articles 1.7, 1.5, 1.8 and 1.4 of the Representations and Warranties of the Existing Partners, the Existing Partners shall indemnify the Investors and hold them harmless against all Damages suffered by the Company or any Subsidiary as a result of the following Special Issues (the "Special Issues Damages"):

(i) the requalification as an employment agreement of any consultancy, service or whatever other agreement entered into by the Company or any of its Subsidiaries prior to Closing with any independent contractor (whether a natural person or a legal entity);

(ii) the presence of soil and/or ground water contamination at any of the sites owned, leased or operated by the Company at the date of this Agreement, provided that:

- under local legislation enacted prior to the Closing Date or, only as to contamination specifically identified in the Investor's Due Diligence report (a copy of which was provided to the Existing Partners) under local legislation enacted prior to or after the Closing Date, the contamination either is or qualifies as an infraction of legal requirements, or did trigger a claim or obligation to carry out a soil survey or other study related to the contamination, to take preventive or remedying measures, to implement a monitoring program, or to pay damages to third parties, and

- the contamination that is at the basis of the Damages was caused prior to the date of this Agreement or arose in connection with such pre-existing contamination.

The indemnifications shall cover, but shall not be limited to:

(1) the fees and expenses for soil surveys or other studies related to the contamination, for preventive or remedying measures, and for monitoring programs;

(2) the decrease of the value of an asset of the Company resulting from the presence of the contamination or from the implementation of preventive or remedying measures or of a monitoring program;

(3) the loss of benefits of the use of the site, due to the implementation of preventive or remedying measures or of a monitoring program;

(4) the liabilities incurred by the Company toward third parties because of the presence of the soil contamination or because of the implementation of preventive or remedying measures or of a monitoring program;

(5) all penalties, interests, proceedings, warrants and fees of technical, legal and financial experts in connection with such losses, costs, damages and expenses;

(6) it being understood for the avoidance of doubt that the same damages shall not be counted twice.

(iii) All activities requiring a permit, authorisation or notification under the applicable laws or regulations and for which such permit, authorisation or notification was lacking at the Closing Date as described in the Due Diligence Report;

(iv) The fact that the properties situated in Machelen and Forest Belgium are not registered with the mortgage register; and

(v) Tax liabilities of the Company and the Subsidiaries relating to the period prior to the Closing Date, it being understood that in respect of this item (v) the provisions of Article 11.3.(c).(i) and (ii) shall not apply.

11.8. For purposes of this Article 11 and Exhibit D, the qualification "material" shall apply to any agreement, fact or act resulting in Damages exceeding Euro one hundred thousand, unless specified otherwise.

ARTICLE 12 - GUARANTEES

Fremont Investors, Inc. ("FII") irrevocably undertakes for the benefit of the Existing Partners and the Company that Fremont LLP has sufficient funds to meet its existing capital commitments to the Company pursuant to Articles 4.6.1 and 4.6.2. of the Agreement and that if Fremont LLP is unable to meet its existing capital commitments pursuant to Articles 4.6.1 and 4.6.2 then FFI shall fund such commitments on behalf of Fremont LLP.

Deutsche Bank AG, London ("Deutsche Bank") irrevocably undertakes for the benefit of the Existing Partners and the Company that Deutsche Bank LLP has sufficient funds to meet its existing capital commitments to the Company pursuant to Articles 4.6.1 and 4.6.2. of the Agreement and that if Deutsche Bank LLP is unable to meet its existing capital commitments pursuant to Articles 4.6.1 and 4.6.2 then Deutsche Bank shall fund such commitments on behalf of Deutsche Bank LLP.

Credit Suisse First Boston (International) AG ("CSFB") irrevocably undertakes for the benefit of the Existing Partners and the Company that CSFB LLP has sufficient funds to meet its existing capital commitments to the Company pursuant to Articles 4.6.1 and 4.6.2. of the Agreement and that if CSFB LLP is unable to meet its existing capital commitments pursuant to Articles 4.6.1 and 4.6.2 then CSFB shall fund such commitments on behalf of CSFB LLP.

AIG Global Real Estate Investment Corp.("AIG") irrevocably undertakes for the benefit of the Existing Partners and the Company that AIG LLP has sufficient funds to meet its existing capital commitments to the Company pursuant to Articles 4.6.1 and 4.6.2. of the Agreement and that if AIG LLP is unable to meet its existing capital commitments pursuant to Articles 4.6.1 and 4.6.2 then AIG shall fund such commitments on behalf of AIG LLP.

Notwithstanding anything to the contrary in this Agreement, it is expressly understood that the obligations of each of AIG, CSFB, Deutsche Bank or FII under this Agreement shall be limited to the provisions of this Article 12.

Each of AIG, CSFB, Deutsche Bank or FII may only assign its obligations under this Article 12 to its Investor Sponsored Fund or an Affiliated Company provided the assignor prior to the transfer provides the Company with a certificate from a reputable accounting firm certifying that such Investor Sponsored Fund or Affiliated Company has sufficient financial means to meet its obligations under this Agreement. In addition such assignee must (i) undertake in writing that it shall continue to have sufficient financial means to meet its obligations under this Agreement and (ii) must become a Party to this Agreement and accept to observe the obligations contained in this Article 12 through the signing of an Addendum to this Agreement confirming the same. The assignor shall not remain jointly and severally liable for the proper execution by the Investment Sponsored Fund or the Affiliated Company of such assigned obligations, provided the above mentioned conditions have been complied with.

ARTICLE 13 - TERM AND TERMINATION

This Agreement is entered into for a fixed term of twenty (20) years as from the Date of this Agreement.

This Agreement shall terminate automatically by mutual written agreement among the Parties or in the event of a Trade Sale or in the event of an IPO of the Company.

ARTICLE 14 - MISCELLANEOUS

14.1. Expenses

Save as otherwise provided herein, the Parties shall procure that the expenses incurred in connection with the preparation of this Agreement and the transactions contemplated hereby, including, without limitation, legal and auditing fees and expenses, will be borne by the Company and paid out of the capital or loans contributed provided that the due diligence costs to be borne by the Company shall not exceed EUR 750,000, in accordance with the terms outlined in Exhibit S.

14.2. Press Announcements

All public announcements, releases, statements and communications by any of the Parties to third persons (excluding the employees of either Party and customers) relating to this Agreement shall be made only at such time and in such manner as may be prior agreed upon in writing by the Parties, unless otherwise required by law or contract. To the greatest extent practicable, the Parties shall discuss with each other the form, timing and substance of such announcements, releases, statements and communications prior to the dissemination thereof.

14.3. Notices

All notices, requests, claims, demands and other communications hereunder shall be delivered to the Parties in person or sent to the addresses set forth in the first pages of this Agreement hereof by first class courier or by registered letter, postage prepaid and return receipt requested, or by telefax as follows:

If to the Existing Partners

If to Shurgard

To: Shurgard Storage Centers Inc.

Valley Street 1155, Suite 400

98109-4426 Seattle

USA

Attn: Mr. Charles K. Barbo

Telefax: 00 1-206 652.37.60

If to SSC Benelux Inc

To: SSC Benelux Inc.

Valley Street 1155, Suite 400

98109-4426 Seattle

USA

Attn: Mr. Charles K. Barbo

Telefax: 00 1-206 652.37.60

If to Shurope

To: Shurope Storage S.A.

Quai du Commerce 48

1000 Brussels

Belgium

Attn: Mr. Charles K. Barbo and Mr. Harrell L. Beck

Telefax: 00 32 2 229 56 55

If to Recom & Co

To: Recom & Co S.N.C.

Quai du Commerce 48

1000 Brussels

Belgium

Attn: Mr. Patrick Metdepenninghen

Telefax: 00 32 2 229 56 55

If to E-Parco

To: E-Parco S.A.R.L.

Boulevard Royal 4

2449 Luxembourg

Luxembourg

Attn: Halsey S.A.R.L.

Telefax: 00 32 2 229 56 55

If to ESS

To: European Self Storage S.A.

Quai du Commerce 48

1000 Brussels

Belgium

Attn: Mr. Patrick Metdepenninghen

Telefax: 00 32 2 229 56 55

If to Recom

To: Restructuring Competence S.A.

Quai du Commerce 48

1000 Brussels

Belgium

Attn: Mr. Patrick Metdepenninghen

Telefax: 00 32 2 229 56 55

If to Grana

To: Grana International S.A.

Quai du Commerce 48

1000 Brussels

Belgium

Attn: Mr. Patrick Metdepenninghen and Mr. Ake Fogelberg

Telefax: 00 32 2 229 56 55

If to the Investors:

If to Deutsche Bank GP

To: Deutsche Bank AG, London

Winchester House

1 Great Winchester Street

London EC2N 2DB

Attn. Scott O'Donnell

Telefax: 00 44 171 547 5444

cc: Justin Chuter
and David Netser

If to Deutsche Bank LLP

To: Deutsche Bank AG, London

Winchester House

1 Great Winchester Street

London EC2N 2DB

Attn. Scott O'Donnell

Telefax: 00 44 171 547 5444

cc: Justin Chuter
and David Netser

If to Fremont GP

To : Fremont SE (G.P.)Ventures, L.L.C.

c/o Fremont Realty Capital, L.P.

375 Park Avenue, Suite 3101

New York, New York 10152

Attn. Frederick P. Zarrilli

Telefax: 00 1 212 771 1899

cc: Fremont Group, L.L.C.

50 Fremont, Suite 3700

San Francisco, CA 94105

USA

Attn: General Counsel

Telefax: 00 1 415 512 7121

If to Fremont LLP

To : Fremont SE (L.P.) Ventures, L.L.C.

c/o Fremont Realty Capital, L.P.

375 Park Avenue, Suite 3101

New York, New York 10152

U.S.A.

Attn. Frederick P. Zarrilli

Telefax: 00 1 212 771 1899

cc: Fremont Group, L.L.C.

50 Fremont, Suite 3700

San Francisco, CA 94105

USA

Attn: General Counsel

Telefax: 001 415 512 7121

If to CSFB GP

To : SSC General Partner (Guernsey) Limited

Helvetia Court, South Esplanade

St Peter Port, Guernsey

Attn. Paul Bannier

Telefax: 00 44 1481 710 934

If to CSFB LLP

To : SSC Partner (Guernsey) Limited

Helvetia Court, South Esplanade

St Peter Port, Guernsey

Attn. Paul Bannier

Telefax: 00 44 1481 710 934

If to AIG GP

To : AIG Self Storage LP, LLC

c/o AIG Global Real Estate Investment Corporation

1 Chase Manhattan Plaza, 57th Floor

New York, NY 10005

Attn. President

Telefax: 001 212 514 5228

cc: AIG Global Real Estate Invesment Corporation

1 Chase Manhattan Plaza, 57th Floor

New York, NY 10005

Attn: General Counsel

Telefax: 001 212 514 5228

If to AIG LLP

To : AIG Self Storage LP, LLC

c/o AIG Global Real Estate Investment Corporation

1 Chase Manhattan Plaza, 57th Floor

New York, NY 10005

Attn. President

Telefax: 00 1 212 514 5228

cc: AIG Global Real Estate Invesment Corporation

1 Chase Manhattan Plaza, 57th Floor

New York, NY 10005

Attn: General Counsel

Telefax: 00 1 212 514 5228

If to Deutsche Bank

To: Deutsche Bank AG, London

Winchester House

1 Great Winchester Street

London EC2N 2DB

Attn. Scott O'Donnell

Telefax: 00 44 171 933 3309

cc: Justin Chuter

If to FII

To : Fremont Investors, Inc.

50 Fremont, Suite 3700

San Francisco, CA 94105

U.S.A.

Attn. General Counsel

Telefax: 001 415 512 7121

cc: Fremont Realty Capital, L.P.

375 Park Avenue, Suite 3101

New York, NY 10152

U.S.A.

Attn: Frederick P. Zarrilli

Telefax: 00 1 212 771 1899

If to CSFB

To: Credit Suisse First Boston (International) AG

C/o Credit Suisse First Boston (Europe) Limited,

One Cabot Square,

London E14 4QJ

U.K.

Attn. European Real Estate Products Group

Telefax 00 44 207 888 4699

If to AIG

To: AIG Global Real Estate Investment Group

1 Chase Manhattan Plaza, 57th Floor

New York, NY 10005

Attn. President

Telefax 00 1 212 514 5228

If to CSFB (Europe) Ltd

To: Credit Suisse First Boston (Europe) Limited,

One Cabot Square,

London E14 4QJ

U.K.

Attn. European Real Estate Products Group

Telefax 0044 207 888 4699

If to the Company

To: SSC Benelux & Co S.C.A.

Quai du Commerce 48

1000 Brussels

Attn. Mr. Patrick Metdepenninghen

Telefax (32 2) 229 56 55

If to the Board of Managers of the Company:

To: The Chairman of the Board

Telefax: (32 2) 229 56 55

Address: Registered office of the Company

Each change of address by a Party shall be notified to the other Parties in accordance with the provisions of this Article 14.3.

Any notice, demand or other communication sent by first class courier or by mail shall be deemed to have been received by the Party to whom it was sent on the day shown as the day of receipt on the return receipt sent with the same. Any notice, demand or other communication sent by telefax shall be deemed, in the absence of proof to the contrary, to have been received by the Party to whom it was sent on the date of dispatch, provided that the report generated by the sender's telefax machine shows that all pages of such notice, demand or other communication were properly transmitted to the recipient's telefax number.

14.4. Severability

If any provision of this Agreement shall be held invalid or unenforceable in whole or in part, then such provision shall be ineffective to the extent of such invalidity or unenforceability, without invalidating the remaining provisions of this Agreement. In this event, the Parties shall cooperate to achieve the intended purpose of such provision, to the extent legally permissible.

14.5. Assignment

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Except as otherwise expressly permitted in the Agreement, the Parties may not, directly or indirectly, assign or transfer this Agreement or any right, obligation or interest herein in whole or in part without the prior written consent of the other Parties in each instance and unless the assignee or transferee shall have assumed in writing all the duties and obligations of the transferee. Upon such assignment or transfer, the transferor shall remain primarily liable hereunder unless otherwise expressly provided in this Agreement.

14.6. Exhibits

The Exhibits attached to this Agreement, and any other document attached to this Agreement and referred to herein are an integral part of this Agreement.

14.7. Entire Agreement

This Agreement and the Exhibits, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties, or between any of them, with respect to the subject matter hereof.

This Agreement may be amended only by an instrument in writing signed by or on behalf of all the Parties.

14.8. Applicable Law and Choice of Forum

This Agreement shall be governed by Belgian law.

If any dispute arises out of or in connection with the Agreement, Parties shall first attempt to find an amicable solution to their dispute.

All disputes arising out of or in connection with the Agreement which cannot be amicably settled shall be finally settled under the rules of arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with said rules, by mutual agreement of all Parties to the Agreement. If the Parties cannot agree upon the identity of the three arbitrators within one month after the first formal request thereto, the three arbitrators shall be appointed in accordance with Article 10.2 of said rules.

All arbitrators shall be fluent in English and be legal practitioners holding a Belgian law degree.

Once the proceedings are pending, any party may cross-claim against any party to the dispute based on the Agreement .

Any party to the dispute may request that any party to the Agreement which was not initially involved in the proceeding, be forced to join the proceeding, provided that such a joinder is substantially related to the subject matter of the dispute under arbitration. Any party to the above-mentioned agreement which is not involved in the proceedings, may request to join the existing proceeding, provided that such intervention is substantially related to the subject matter of the dispute under arbitration. In case of a joinder or intervention pursuant to this paragraph, the party joining the arbitration shall accept the arbitrators already appointed and waive its rights to designate an arbitrator of its own.

In case of a joinder or an intervention pursuant to the above paragraph, if the subject matter of the joinder or the intervention is not, or is judged not to be, substantially related to the subject matter of the dispute under arbitration, the party requesting the joinder or the intervention may submit the dispute to a separate arbitration tribunal.

The seat of arbitration shall be Brussels, Belgium, unless the Parties unanimously agree in writing otherwise.

The language of the arbitration shall be in English.

14.9. Conflict between the Agreement and the Loan or the Charter

In the event of a conflict between the Agreement and the Loan or the Charter (including the issuance conditions of the Warrants and the Profit Certificates), the provisions of the Agreement shall prevail as between the Parties except for any future modifications to the Charter which shall prevail. In the event of a conflict between the French and English version of the Charter, the English version shall prevail.

14.10. Originals

SSC Benelux Inc., Shurope, Recom & Co, E-Parco, ESS, Recom, Deutsche Bank LLP, Fremont LLP, CSFB LLP, AIG LLP, Deutsche Bank, Fremont Realty Capital, CSFB , AIG and CSFB (Europe) Ltd hereby waive their right to receive each an executed original of this Agreement.

Shurgard, SSC Benelux Inc., Shurope, Recom & Co, E-Parco, ESS, Recom, Grana and the Company hereby appoint Mr. Paul Van Hooghten, Christophe Litt and Olivier Lambinet each acting alone and with power of substitution, as their representatives authorized to initial in their name and on their behalf each page of this Agreement including its Exhibits.

Deutsche Bank GP, Deutsche Bank LLP, Fremont GP, Fremont LLP, CSFB GP, CSFB LLP, AIG GP, AIG LLP, Deutsche Bank, Fremont Realty Capital, CSFB,AIG and CSFB (Europe) Ltd. hereby appoint Mr. Daniel Gillet and Fabian Beullekens, each acting alone and with power of substitution, as their representatives authorized to initial in their name and on their behalf each page of this Agreement including its Exhibits.

Next Page is Signatory Page

Done in London, on October 8, 1999, in seven originals. Shurgard, Grana, the Company, Deutsche Bank GP, Fremont GP, CSFB GP and AIG GP each acknowledge receipt of its own original, the other Parties having expressly waived their right thereto.
Shurgard Storage Centers Inc. By: /s/ Charles Barbo Name: Charles Barbo Its: Chairman and President

SSC Benelux Inc. By: /s/ Charles Barbo Name: Charles Barbo Its: Director	SSC Benelux Inc. By: /s/ Harrell Beck Name: Harrell Beck Its: Director

Shurope Storage S.A. By: /s/ Charles Barbo Name: Charles Barbo Its: Director	Shurope Storage S.A. By: /s/ Harrell Beck Name: Harrell Beck Its: Director

Recom & Co S.N.C. By: /s/ Patrick Metdepenninghen Name:Patrick Metdepenninghen Its: Gerant

E-Parco S.A.R.L. By: /s/ Patrick Metdepenninghen Name: Patrick Metdepenninghen Its: By proxy

European Self Storage S.A. By: /s/ Patrick Metdepenninghen Name: Patrick Metdepenninghen Its: Director

Restructuring Competence S.A. By: /s/ Patrick Metdepenninghen Name: Patrick Metdepenninghen Its: Director

Grana International S.A. By: /s/ Ake Fogelberg Name: Ake Fogelberg Its: Director

REIB Europe Operator Limited By: /s/ Scott O'Donnell Name: Scott O'Donnell Its: Power of Attorney

Deutsche Bank Aktiengesellschaft, London By: /s/ Scott O'Donnell Name: Scott O'Donnell Its: Power of Attorney

REIB International Holdings Limited By: /s/ Scott O'Donnell Name: Scott O'Donnell Its: Director

Fremont SE (G.P.) Ventures, L.L.C. By: /s/ Frederick P. Zarrilli Name: Frederick P. Zarrilli Its: Authorized Representative

Fremont Investors, Inc. By: /s/ Frederick P. Zarrilli Name: Frederick P. Zarrilli Its: Authorized Representative

Fremont SE (L.P.) Ventures, L.L.C. By: /s/ Frederick P. Zarrilli Name: Frederick P. Zarrilli Its: Authorized Representative

SSC General Partner (Guernsey) Limited By: /s/ David Mitchison Name: David Mitchison Its: Director	SSC General Partner (Guernsey) Limited By: /s/ Paul Bannier Name: Paul Bannier Its: Director

SSC Partner (Guernsey) Limited By: /s/ David Mitchison Name: David Mitchison Its: Director	SSC Partner (Guernsey) Limited By: /s/ Paul Bannier Name: Paul Bannier Its: Director

Credit Suisse First Boston (International) AG By: /s/ D. Vacro Name: D. Vacro Its: Power of Attorney	Credit Suisse First Boston (International) AG By: /s/ D. Vacro Name: D. Vacro Its: Power of Attorney

AIG Self Storage GP, LLC By: /s/ Kevin P. Fitzpatrick Name: Kevin P. Fitzpatrick Its: President of AIG Global Real Estate Investment Corp., the sole member of AIG GP

AIG Self Storage LP, LLC By: /s/ Kevin P. Fitzpatrick Name: Kevin P. Fitzpatrick Its: President of AIG Global Real Estate Investment Corp., the sole member of AIG GP

AIG Global Real Estate Investment Corp. By: /s/ Kevin P. Fitzpatrick Name: Kevin P. Fitzpatrick Its: President

Credit Suisse First Boston (Europe) Limited By: /s/ D. Vacro Name: D. Vacro Its: Power of Attorney

SSC Benelux & Co S.C.A. By: SSC Benelux Inc. By: /s/ Charles Barbo Name: Charles Barbo Its: President	SSC Benelux & Co S.C.A. By: ESS By: /s/ Patrick Metdepenninghen Name: Patrick Metdepenninghen Its: Director

EXHIBIT LIST

  Charter

  Disclosure Letter

  Key Executives

  Representations and Warranties - Existing Shareholders

  Loan Agreement between Recom & Co and the Company

  License Agreement

  Investor Initial Contribution Schedule (including General Partner Interests)

  Material Deviation from Approved Business Plan or Annual Budget

  Issuance of Warrants - Terms and Conditions

  Profits Certificate Payments Request Form

  June 30th Balance Sheet and Guarantee Schedules

  Required Facility

  Real Estate Investments Process

  Representations and Warranties - Investors

  Intentionally left blank

  Sample Quarterly Financial Statements

  List of Subsidiaries and date of latest amendments to charter

  Intentionally left blank

  Acceptable Due Diligence Costs

  Grana - Shurgard Ownership Agreement as amended

  The Initial Business Plan

  Definition of Affiliate

  Addressees referred to in Article 4.6.2

  Note as referred to in Article 4.9.(i)

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